Exhibit 10.1

CONTRIBUTION AGREEMENT

by and between

INTER-CONTINENTAL FLORIDA LIMITED PARTNERSHIP

a Delaware limited partnership

as Partnership,

INTER-CONTINENTAL FLORIDA PARTNER CORP.

a Delaware corporation,

INTER-CONTINENTAL FLORIDA INVESTMENT CORP.

a Delaware corporation,

IHG Management (Maryland) LLC,

a Maryland limited liability company

and

SHC CHOPIN PLAZA HOLDINGS, LLC

a Delaware limited liability company

as Strategic

February 28, 2005

Property: Inter-Continental Hotel – Miami

TABLE OF CONTENTS

1.	Deadlines and Definitions		1

	1.1	Deadlines	1

	1.2	Definitions	1

2.	Venture Structure		2

	2.1	Contribution and Issuance	2

	2.2	Formation of Venture Entities	2

3.	Contribution Amount		2

	3.1	Deposit	2

	3.2	Remainder of Contribution Amount	2

	3.3	Allocation	3

	3.4	Treatment of Transactions	3

4.	Due Diligence and Inspection Rights		3

	4.1	Review of Property and Property Documents	3

	4.2	Guidelines for Inspection Rights	3

	4.3	Due Diligence; Objections	4

		A. Objections	4

		B. Removal of Objections	5

	4.4	Tenant Estoppels	5

	4.5	Required Permits; Software Licenses	5

		A. Required Permits	5

		B. Software Licenses	6

	4.6	As-Is, Where-Is, With All Faults	6

	4.7	Termination Right	7

	4.8	Effect of Termination	8

5.	Partnership’s Covenants		8

	5.1	No Alteration of Title	8

	5.2	New Leases and Modifications to Existing Leases	8

	5.3	Contracts	9

	5.4	Status of Property	9

	5.5	Tax Appeals	9

	5.6	Personal Property	9

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	5.7	Conduct of Business Prior to Closing	10

	5.8	Access and Information	10

	5.9	Exceptions	10

	5.10	Existing Management Contracts	10

	5.11	Condominium Easement	10

6.	Closing		11

	6.1	Closing Mechanics	11

	6.2	IHG Affiliates and Partnership’s Deliveries	12

		A. Evidence of Authority	12

		B. Reaffirmation	12

		C. Partnership Agreement	12

		D. Hotel Lease Agreement	12

		E. Tax Returns	12

		F. Guaranty	12

		G. Affiliate Lease Amendment	12

		H. Other Instruments	12

	6.3	Deliveries by Management LLC	12

		A. Management Agreement	12

		B. Net Contribution Amount	13

		C. Strategic TRS Lessee Limited Partnership Agreement	13

		D. Evidence of Authority	13

		E. Other Instruments	13

	6.4	Deliveries by Strategic	13

		A. Net Contribution Amount	13

		B. Closing Document Counterparts	13

		C. Guaranty	13

		D. IHG Reservation of Ownership and Rights in and to the Sculpture	13

		E. Evidence of Authority	14

		F. Reaffirmation	14

		G. Strategic TRS Lessee Limited Partnership Agreement	14

		H. Other Instruments	14

	6.5	Partnership’s Closing Costs	14

	6.6	Strategic’s Closing Costs	14

	6.7	Shared Costs	15

		A. Cost Shared Equally	15

		B. Costs Shared Proportionally	15

	6.8	Adjustments; Proration Items	15

		A. Real Estate Taxes and Assessments	15

		B. Hotel Revenues	16

		(i) Accounts Receivable	16

		(ii) Booking Deposits	16

		(iii) Vending Machines	16

		(iv) Petty Cash	16

		C. Rental Payments	16

		D. Security Deposits	17

		E. Utility Expenses	17

		F. Hotel Consumables	17

		G. Other Liabilities	17

		H. Closing Financing	17

		I. Insurance	17

	6.9	Proration Statement and Schedules	18

	6.10	Reproration After Closing	18

	6.11	Other Costs	19

		A. Change of Ownership Costs	19

		B. Capital Expenditures Funding	19

		C. Consumables Funding	19

7.	Representations and Warranties		20

	7.1	Partnership’s Representations and Warranties.	20

		A. Organization, Power and Authority	20

		B. Partners	20

		C. Subsidiaries and Investments	20

		D. No Agreement to Sell Real or Personal Property	20

		E. Leases	20

		(i) Tenants	20

		(ii) Lease Defaults	21

		F. Contracts	21

		G. Permits	21

		H. Hotel Names	21

		I. Tax Matters	21

		J. Personal Property	22

		K. Balance Sheets	23

		L. Litigation Proceedings	23

		M. Compliance	23

		N. Insurance Compliance	23

		O. Condemnation	24

		P. Assessments	24

		Q. Reserved	24

		R. Labor and Employment Matters	24

		S. Deliveries	24

		T. Third Party Consents	24

		U. Commissions	24

		V. Environmental Matters	24

		W. The Americans with Disabilities Act	25

		X. Constituent Documents	25

		Y. Foreign Person	25

		Z. Debt Instruments	25

		AA. Undisclosed Liabilities	25

	7.2	Partnership’s Warranties Deemed Modified	25

	7.3	Claims of Breach Prior to Closing	26

	7.4	Survival and Limits on Strategic’s Claims	26

	7.5	Strategic’s Representations and Warranties	27

		A. Organization, Power and Authority	27

		B. No Bankruptcy	27

		C. Sophisticated Investor.	27

		D. Investment Intention; No Resales	28

		E. Partnership Interest Unregistered; Accredited Investor	28

		F. Covenant Regarding Financing Arrangements	29

8.	Casualty and Condemnation		29

	8.1	Major Event	29

	8.2	Closing Despite Casualty/Condemnation	30

9.	Other Conditions to Closing		30

	9.1	Conditions to Strategic’s Obligations	30

		A. Representations	30

		B. Partnership Compliance	30

		C. Closing of CIMS Limited Partnership.	30

		D. Other Matters	30

	9.2	Conditions to Partnership’s Obligations	31

		A. Representations	31

		B. Strategic Compliance.	31

		C. Closing of CIMS Limited Partnership.	31

		D. Qualified Financing	31

	9.3	Waiver of Conditions	31

	9.4	Chicago Contribution Agreement	31

10.	Transaction Issues: Brokers, Confidentiality and Indemnity		31

	10.1	Brokers	31

	10.2	Confidentiality	32

	10.3	Indemnity	32

11.	Default At or Prior to Closing		33

	11.1	Strategic Default	33

	11.2	Partnership Default	33

	11.3	Agreement of Existing Partners to Indemnify	34

	11.4	Agreement of Strategic to Indemnify	34

	11.5	Procedures for Indemnification	35

	11.6	Duration	36

	11.7	Limitations	36

12.	Notices		36

13.	General Provisions		38

	13.1	Execution Necessary	38

	13.2	Counterparts	38

	13.3	Successors and Assigns	38

	13.4	Governing Law	38

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	13.5	Entire Agreement	38

	13.6	Time is of the Essence	39

	13.7	Interpretation	39

	13.8	Survival	39

	13.9	Further Assurances	39

	13.10	Exclusive Application	40

	13.11	Partial Invalidity	40

	13.12	Waiver Rights	40

	13.13	No Implied Waiver	40

	13.14	Rights Cumulative	40

	13.15	Attorneys’ Fees	41

	13.16	Waiver of Jury Trial	41

	13.17	Facsimile Signatures	41

	13.18	Maximum Aggregate Liability	41

	13.19	Exhibits and Schedules	41

14.	Earnest Money and Escrow Agent		41

	14.1	Deposit	41

	14.2	Delivery at Closing	42

	14.3	Return or Delivery of Deposit Outside Closing	42

	14.4	Stakeholder	42

	14.5	Taxes	42

	14.6	Execution by Escrow Agent	42

15.	Retention of Hotel Employees		43

16.	Miscellaneous		43

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SCHEDULE OF EXHIBITS

EXHIBIT	TITLE	REFERENCE SECTION
A	Legal Description of Land	Recitals

A-1	Excluded Property	Schedule A

B	Authority Certificate	6.2

B-1	Authority of General Partner	6.2

C	Reaffirmation of Representations (Partnership)	6.2

C-1	Reaffirmation of Representations (Strategic)	6.4

D	Authority Certificate (Strategic)	6.4

E	Guaranty by Partnership	6.1(b) & 6.4(C)

F	Guaranty by IHG Operating Corporation	6.1(b) & 6.2(G)

G	Management Agreement	6.1(c), 6.3 & 16

H	Limited Partnership Agreement of Strategic TRS Lessee	6.2

I	Hotel Lease Agreement	6.1(c), 6.2 & 16

J	Amended and Restated Agreement of Inter-Continental Florida Limited Partnership	2, 6.1(b) & 6.2

K	Miami Parking Garage Lease Amendment	5.2

L	Miami Condominium Easement Amendment	5.11

M	Miami Spindle Easement	6.4(D)

N	Pro Forma Title Policy	4.3

LIST OF SCHEDULES

SCHEDULE	TITLE	REFERENCE SECTION
A	Definitions	1.2

4.4	Required Estoppels	4.4

5.9	Permitted Actions	5.9

6.11	Change of Ownership Costs	6.11

6.11(B)	Improvements	6.11(B)

7.1(B)	Partnership Interests	7.1(B)

7.1(D)	Agreements to Sell	7.1(D)

7.1(E)(I)	Tenants	7.1(E)(i)

7.1(E)(II)	Lease Defaults	7.1(E)(ii)

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7.1F	Contracts	7.1(F)

7.1(G)	Permits	7.1(G)

7.1(H)	Hotel Names	7.1(H)

7.1(I)	Tax Matters	7.1(I)

7.1(J)	Personal Property	7.1(J)

7.1(L)	Litigation Proceedings	7.1(L)

7.1(M)	Compliance	7.1(M)

7.1(R)	Labor and Employment Matters	7.1(R)

7.1(T)	Third Party Consents	7.1(T)

7.1(U)	Commissions	7.1(U)

7.1(V)	Environmental Matters	7.1(V)

7.1(X)	Constituent Documents	7.1(X)

EX-1	Excluded Software	Sch. A

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of FEBRUARY 28, 2005 (the “Effective Date”), by and between INTER-CONTINENTAL FLORIDA LIMITED PARTNERSHIP, a Delaware limited partnership (“Partnership”), INTER-CONTINENTAL FLORIDA PARTNER CORP., a Delaware corporation (“Partner Corp.”), INTER-CONTINENTAL FLORIDA INVESTMENT CORP., a Delaware corporation (“General Partner”), IHG MANAGEMENT (MARYLAND) LLC, a Maryland limited liability company (“Management LLC”) and SHC CHOPIN PLAZA HOLDINGS, LLC, a Delaware limited liability company (“Strategic”).

R E C I T A L S:

WHEREAS, Partnership is the owner of the Property, which includes that certain Hotel and Land (all as hereinafter defined).

WHEREAS, Strategic desires to contribute cash to Partnership and Partnership desires to issue to Strategic a Partnership Interest (as hereinafter defined) in Partnership all upon the terms and conditions hereinafter set forth.

WHEREAS, Management LLC desires to contribute cash to Partnership and Partnership desires to issue to Management LLC a Partnership Interest in Partnership all upon the terms and conditions hereinafter set forth.

WHEREAS, Strategic acknowledges that on or before ten (10) days prior to the Effective Date hereof, Strategic received a uniform franchise offering circular concerning the Hotel.

NOW, THEREFORE, for and in consideration of the promises, covenants, representations and warranties hereinafter set forth, the sum of One Hundred Dollars ($100.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

1. Deadlines and Definitions.

1.1 Deadlines. Wherever used in this Agreement, the following terms shall have the meanings set forth below:

“Closing Deadline” shall mean April 1, 2005, as extended pursuant to the terms of this Agreement or the Chicago Contribution Agreement.

“Due Diligence Deadline” shall mean February 28, 2005, at 6:00 P.M. local Atlanta, Georgia time.

1.2 Definitions. In addition, wherever used in this Agreement, the capitalized terms set forth herein shall have the meanings set forth on Schedule A.

2. Venture Structure.

2.1 Contribution and Issuance. Partnership agrees to issue the Partnership Interests, and Strategic and Management LLC each agrees to contribute its respective Contribution Amount (subject to the adjustments and credits set forth herein), on the terms, conditions and provisions set forth in this Agreement. The parties will enter into a Partnership Agreement as attached at Exhibit J.

2.2 Formation of Venture Entities. Simultaneously with the Closing, (i) the parties will cause the formation of “Mezzanine LLC”, (which will be one or more limited liability companies directly or indirectly wholly owned by the Partnership) and Property LLC, a limited liability company wholly owned by Mezzanine LLC; (ii) Partnership will transfer ownership of the Property to Property LLC; (iv) Strategic and Partnership shall form, or cause the formation of, Strategic TRS Lessee; (v) Property LLC shall lease the Property to Michigan Avenue, LLC pursuant to the Hotel Lease Agreement; and (vi) Management LLC shall manage the Property pursuant to the Management Agreement with Michigan Avenue, LLC. Notwithstanding the foregoing or anything to the contrary set forth herein, the Existing Partners may elect in their sole discretion to form Property LLC as a trust as of the Closing Date and thereafter convert Property LLC to a limited liability company (such structure and activity being the “Trust Structure”); provided that (i) the conversion of Property LLC to a limited liability company shall occur within one hundred eighty (180) days after the Closing Date; (ii) the Trust Structure shall not materially adversely affect Strategic or any Strategic Affiliates, as reasonably determined by Strategic; and (iii) the lender providing Qualified Financing does not object to the Trust Structure. The Existing Partners shall indemnify, defend and hold harmless the Partnership and Strategic against any liability related to the assessment of transfer taxes associated with the Trust Structure.

3. Contribution Amount. The Contribution Amount, subject to the adjustments and credits set forth herein, shall be due and payable as follows:

3.1 Deposit. Within one (1) Business Day after the Effective Date, Strategic shall make the Initial Deposit in immediately available funds with Escrow Agent. Upon the earlier of (i) Strategic’s receipt of a commitment for Qualified Financing, or (ii) March 15, 2005, Strategic shall make the Subsequent Deposit, in immediately available funds, with Escrow Agent. Strategic shall use good faith efforts to obtain such commitment for Qualified Financing and shall notify the Existing Partners immediately upon receipt. Except as expressly otherwise set forth herein, the Deposit shall be non-refundable to Strategic, but shall be applied against its Contribution Amount on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the provisions of Section 14.

3.2 Remainder of Contribution Amount. At Closing, (i) Strategic shall pay to Partnership an amount equal to the difference between (a) its Contribution Amount and (b) the Deposit, subject to the credits and adjustments set forth herein, and (ii) Management LLC shall pay an amount equal to its Contribution Amount, subject to the credits and adjustments set forth herein, in cash by federal reserve bank wire transfer to such account and bank as Partnership shall designate in writing at or prior to Closing, to be confirmed received in Partnership’s account on or before 3:00 p.m. Atlanta, Georgia time on the Closing Date.

3.3 Allocation. The value of the Property, as determined based on the Contribution Amount (“Property Value”), shall be allocated among the Real Property, Personal Property, and other relevant items for tax and financial accounting purposes as follows: twelve percent (12%) of the Property Value shall be allocated to the tangible Personal Property and FF&E and eighty-eight percent (88%) of the Property Value shall be allocated to the Land, Hotel building and intangibles. Prior to Closing, the parties will agree as to the allocation between the Land and Hotel Building on the one hand and intangibles on the other hand.

3.4 Treatment of Transactions. The parties acknowledge and agree (i) to treat the transactions contemplated by this Agreement for federal income tax purposes as a contribution to capital, in accordance with its form, and (ii) that none of Partner Corp., General Partner, and Management LLC is selling any portion of its partnership interest in the Partnership to Strategic, and, accordingly, the parties shall not treat the transactions contemplated by this Agreement as a sale of interest for any purpose.

4. Due Diligence and Inspection Rights. Strategic has had and shall have the opportunity to perform Due Diligence on the Property, the Business and all matters pertaining to the Partnership in accordance with this Agreement. Strategic acknowledges that, as of the Effective Date, it has completed all of its Due Diligence and hereby waives its right to raise any objection thereto except with respect to survey matters. All Due Diligence with respect to the Property and the Business shall be performed in a manner consistent with the subparagraphs of this Section 4.

4.1 Review of Property and Property Documents. Until Closing, and subject to the terms of Section 4.2, Partnership shall provide Strategic and its Representatives with access to the Property and the Property Documents, wherever located, upon reasonable prior notice at reasonable times during business hours, with the right and license to conduct Due Diligence with respect to the Property. Strategic covenants and agrees that it will inspect the Hotel at its sole cost and expense and will not allow any Liens to attach against the Hotel as a result of its Due Diligence. On written request from Partnership, Strategic shall deliver promptly to Partnership copies of all its Diligence Reports, but with no liability for the accuracy thereof and no representation that Partnership or any other party may rely thereon. Strategic acknowledges that the Property Documents may not be complete in all respects and that Partnership may not have complete information concerning the Hotel and Strategic acknowledges that such information should not be relied upon and should be verified to Strategic’s satisfaction during Due Diligence.

4.2 Guidelines for Inspection Rights. Strategic’s rights to conduct Due Diligence shall be subject to the terms of that certain Property Access Agreement dated January 3, 2005 (except to the extent it may be inconsistent with this Agreement), entered into by and between the Partnership and Strategic Hotel Capital, Inc. and the following further requirements: (a) Due Diligence may only be performed during business hours and must not interfere with the operation or management of the Hotel or disturb the rights of guests or Tenants; (b) Strategic must provide Partnership with at least twenty-four (24) hours prior written notice of its intent to perform Due Diligence on the Property and Partnership shall have the right to have a Representative of Partnership present during any such entry upon the Real Property by Strategic or its Representatives; (c) Strategic shall not contact any Tenant, Hotel contractor, Hotel guest, or Hotel Employee without Partnership’s prior written consent, not to be unreasonably withheld or delayed; (d) Partnership or its designated Representative shall have the right to pre-approve, and be present during, any physical testing of the Property; (e) Strategic shall immediately return the Property to the condition existing prior to any tests and inspections; (f) Due Diligence activities may not affect the appearance of the Hotel in any way; and (g) Strategic may not conduct any invasive sampling, boring, testing, or analysis of soils, surface water or groundwater at the Property without first having obtained prior written approval of Partnership. Prior to such time as Strategic or any of its Representatives enter the Real Property, Strategic shall provide Partnership with certificates of insurance evidencing that Strategic has obtained appropriate Inspection Insurance. Notwithstanding any provision in this Agreement to the contrary, except in connection with the preparation of a so-called “Phase I” environmental report with respect to the Real Property or the issuance of a standard “zoning letter” with respect to the Real Property, Strategic shall not contact any governmental official or representative regarding hazardous materials on, or the environmental condition of, the Real Property, or the status of compliance of the Real Property with zoning, building code or similar Laws, without Partnership’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed. In addition, if Partnership’s consent is obtained by Strategic, Partnership shall be entitled to receive at least five (5) Business Days’ prior written notice of the intended contact and to have a Representative present when Strategic has any such contact with any governmental official or representative.

4.3 Due Diligence; Objections. As of the date hereof, (i) Partnership has delivered to Strategic a copy of Partnership’s most recent survey of the Land with an effective date not more than thirty (30) days prior to the Effective Date, but with no liability for the accuracy thereof; and Partnership has delivered to Strategic a pro forma Title Policy satisfactory to Strategic, which is attached hereto as Exhibit N (the “Pro Forma Title Policy”).

A. Objections. Strategic shall have until the Due Diligence Deadline to notify Partnership in writing of any Survey Objections; and any such notice shall be accompanied by the Survey and any other materials which evidence or disclose such Survey Objections. If Strategic fails to notify Partnership of any Survey Objections on or before such date, then, notwithstanding any other provisions set forth herein, such failure to notify Partnership shall constitute a waiver of its right to object to such matters existing as of the Effective Date. Partnership shall notify Strategic within five (5) days of its receipt of such notice if Partnership has elected to Remove any Survey Objection. If Partnership fails to respond within such timeframe, Partnership shall be deemed to have declined to Remove such Survey Objection. If (i) within such five (5) day period Partnership either fails to respond or elects not to endeavor to Remove the Survey Objection prior to Closing as provided herein, this Agreement shall Terminate, the Deposit shall be refunded to Strategic and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination, unless, within five (5) days after the aforesaid five (5) day period for the Partnership’s election, Strategic waives its Survey Objection and elects to proceed with the Transaction pursuant to the remaining terms and conditions of this Agreement. If Strategic fails to waive its Survey Objection within such five (5) day period, it shall be deemed to have elected to Terminate this Agreement and receive a refund of the Deposit. With respect to any such Survey Objection so waived (or deemed waived) by Strategic, the Closing shall occur as herein provided without any reduction of or credit against the Contribution Amount in connection therewith. Any change, event, violation, inaccuracy or circumstance of which Strategic has Knowledge as a result of its Due Diligence prior to the Effective Date, or as to matters that would be covered by Survey Objections of which it has knowledge before the Due Diligence Deadline and does not object to as provided in this Section 4.3(A), shall be deemed included on the applicable Representation Exception Schedule(s) and waived by Strategic and the Closing shall occur as herein provided without any reduction of or credit against the Contribution Amount in connection therewith. Except for Survey Objections, Strategic hereby waives its ability to object to any condition or matter related to the Property and agrees to accept the Property in its “as-is” condition, subject to the terms of this Agreement.

B. Removal of Objections. Partnership shall (i) Remove prior to or at Closing any Required Removal Item and use commercially reasonable efforts to Remove any Survey Objection that it has agreed to Remove pursuant to subsection (A) above. If Partnership fails to Remove prior to or at Closing any Survey Objection that it has agreed to Remove pursuant to subsection (A) above after using such commercially reasonable efforts to do so, then Strategic’s sole remedy shall be to (x) waive such requirement and proceed to Closing, which shall occur as herein provided without any reduction of or credit against the Contribution Amount in connection therewith or (y) Terminate this Agreement, in which case the Deposit shall be returned to Strategic and the parties shall have no further rights or obligations hereunder, except for those that expressly survive any such termination; provided, however, the Partnership shall have the right to extend the Closing Deadline until such Survey Objection can be Removed, not to exceed thirty (30) days.

4.4 Tenant Estoppels. The parties have agreed that estoppel certificates in a form reasonably satisfactory to Strategic and the issuer of the Qualified Financing in connection with the agreements noted on Schedule 4.4 attached hereto are the “Required Estoppel Certificates”. Strategic will identify such other estoppel certificates that may otherwise be reasonably deemed necessary by Strategic or such issuer (“Additional Estoppel Certificates”). Partnership shall use commercially reasonable efforts to obtain such Required Estoppel Certificates and Additional Estoppel Certificates prior to Closing. Strategic shall provide reasonable assistance to Partnership in connection with obtaining such Required Estoppel Certificates and Additional Estoppel Certificates. Notwithstanding the foregoing, if Partnership fails to obtain any Additional Estoppel Certificates prior to or at Closing, Strategic shall nevertheless be required to proceed with the Transaction and the Closing shall occur as herein provided without any reduction of or credit against the Contribution Amount; provided, however, that in the event Partnership fails to obtain a Required Estoppel, the Existing Partners shall issue such a clean substitute estoppel therefor at Closing, which such substitute estoppel shall be limited to the Partnership’s Knowledge.

4.5 Required Permits; Software Licenses.

A. Required Permits. The parties agree that all liquor licenses are critical to the continued operation of the Business as currently operated (such liquor licenses, the “Required Permits”). The Partnership and Strategic shall use commercially reasonable efforts to assign Permits to Property LLC or Michigan Avenue, LLC, as applicable (or obtain new Permits where necessary) prior to Closing or as soon thereafter as reasonably practicable; provided, however, with respect to any new liquor licenses that are required pursuant to applicable Law, Strategic shall complete the liquor license application and provide such other assistance as the Existing Partners shall request and the Existing Partners shall be responsible for submitting such liquor license application to the appropriate licensing authority and for all related communications with such licensing authority. In the event any Required Permit is not obtained prior to the Closing Deadline, and alternative arrangements reasonably satisfactory to Strategic and the Existing Partners are not agreed to, the Existing Partners shall have the right to extend the Closing Deadline until such Required Permit can be obtained, not to exceed thirty (30) days. The costs associated with any such transfer or assignment, and any costs associated with obtaining replacement Permits (to the extent necessary), shall be the responsibility of the Post-Amendment Partnership in accordance with Section 6.11(A).

B. Software Licenses. The parties agree that any software licenses identified on Schedule 7.1F as “Critical” are critical to the continued operation of the Business as currently operated (the “Required Software Licenses”). The Existing Partners and Strategic shall use commercially reasonable efforts to transfer or assign such software licenses to Property LLC or Michigan Avenue, LLC, as applicable (not including Excluded Software) (or obtain new software licenses where necessary) prior to Closing or as soon thereafter as reasonably practicable. The costs associated with any such transfer or assignment, and any costs associated with obtaining replacement licenses (to the extent necessary), shall be the responsibility of the Post-Amendment Partnership in accordance with Section 6.11(A).

4.6 As-Is, Where-Is, With All Faults. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY DOCUMENTS TO BE EXECUTED AND DELIVERED BY PARTNERSHIP AT THE CLOSING, PARTNERSHIP AND THE EXISTING PARTNERS DISCLAIM THE MAKING OF ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PROPERTY OR MATTERS AFFECTING THE PROPERTY, WHETHER MADE BY PARTNERSHIP OR THE EXISTING PARTNERS, ON THEIR BEHALF OR OTHERWISE INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION OF THE PROPERTY, TITLE TO OR THE BOUNDARIES OF THE REAL PROPERTY, PEST CONTROL MATTERS, SOIL CONDITIONS, THE PRESENCE, EXISTENCE OR ABSENCE OF HAZARDOUS WASTES, TOXIC SUBSTANCES OR OTHER ENVIRONMENTAL MATTERS, COMPLIANCE WITH BUILDING, HEALTH, SAFETY, LAND USE AND ZONING LAWS, REGULATIONS AND ORDERS, STRUCTURAL AND OTHER ENGINEERING CHARACTERISTICS, TRAFFIC PATTERNS, MARKET DATA, ECONOMIC CONDITIONS OR PROJECTIONS, THE FITNESS OF THE PROPERTY FOR USE AS A HOTEL, THE FINANCIAL PERFORMANCE OR POTENTIAL OF THE PROPERTY AND ANY OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE MARKET AND PHYSICAL ENVIRONMENTS IN WHICH THEY ARE LOCATED. STRATEGIC ACKNOWLEDGES (I) THAT STRATEGIC HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OR THAT OF THIRD PARTIES WITH RESPECT TO THE PHYSICAL, ENVIRONMENTAL, FINANCIAL, ECONOMIC AND LEGAL CONDITION OF THE PROPERTY; AND (II) THAT STRATEGIC IS NOT RELYING UPON ANY STATEMENTS, REPRESENTATIONS OR WARRANTIES OF ANY KIND MADE BY PARTNERSHIP OR THE EXISTING PARTNERS, OTHER THAN THOSE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT TO BE EXECUTED AND DELIVERED TO

STRATEGIC AT THE CLOSING. STRATEGIC FURTHER ACKNOWLEDGES THAT IT HAS NOT RECEIVED FROM OR ON BEHALF OF PARTNERSHIP OR EITHER OF THE EXISTING PARTNERS ANY ACCOUNTING, TAX, LEGAL, ARCHITECTURAL, ENGINEERING, PROPERTY MANAGEMENT OR OTHER ADVICE WITH RESPECT TO THIS TRANSACTION AND IS RELYING SOLELY UPON THE ADVICE OF THIRD PARTY ACCOUNTING, TAX, LEGAL, ARCHITECTURAL, ENGINEERING, PROPERTY MANAGEMENT AND OTHER ADVISORS. Because Strategic is to conduct such Due Diligence as Strategic deems necessary or appropriate prior to the Due Diligence Deadline and shall have the right to Terminate this Agreement on or before the expiration of the Due Diligence Deadline for Survey Objections that are not Removed by the Partnership in accordance with Section 4.3, Strategic shall independently confirm to its satisfaction all information that it considers material to the Transaction, and the Property owned by the Partnership shall be deemed, subject to the provisions of this Agreement, “AS IS, WHERE IS, WITH ALL FAULTS”, with no right of setoff or reduction in the Contribution Amount except to the extent otherwise provided herein.

4.7 Termination Right.

(a) Strategic may Terminate this Agreement as follows:

(i) In the event Partnership does not Remove Survey Objections, or elects not to do so, in accordance with Section 4.3, in which event Strategic will be entitled to the return of the Deposit.

(ii) At any time prior to the Closing, in accordance with Section 8, in which case Strategic shall be entitled to the return of the Deposit.

(iii) If (x) the Existing Partners breach a Partnership’s Warranty, in accordance with and subject to the provisions of Sections 7.2 and 7.3; or (y) either of the Existing Partners, the Pre-Amendment Partnership or Management LLC defaults in its observance or performance of any other of its covenants or obligations under this Agreement, and such default continues for ten (10) Business Days after the date of receipt of written notice from Strategic demanding cure and the failure to perform such covenants or obligations is likely to have a material adverse effect on the Property or Strategic, in which case Strategic shall be entitled to the return of the Deposit.

(b) Partnership may Terminate this Agreement prior to the Closing:

(i) If Strategic does not make the Subsequent Deposit when due in accordance with Section 3.1;

(ii) At any time prior to the Closing, in accordance with Section 8.

(iii) If Strategic defaults in its observance or performance of any of its covenants or obligations under this Agreement, and such default continues for ten (10) Business Days after the date of receipt of written notice from Partnership demanding cure and the failure to perform such covenants or obligations is likely to have a material adverse effect on the Property, assets or Business of the Partnership or either of the Existing Partners.

(c) In addition, this Agreement shall automatically terminate upon any termination of the Chicago Contribution Agreement in accordance with its terms, and the Deposit shall be returned if it is to be returned under such Chicago Contribution Agreement.

(d) If the Partnership or Strategic Terminates this Agreement pursuant to Section 4.7(a) or 4.7(b), then the parties shall have no further rights or obligations hereunder except for obligations that expressly survive termination of this Agreement as set forth in Section 13.8.

4.8 Effect of Termination. Except as expressly stated herein, Strategic shall not be entitled to a refund of any portion of the Deposit in the event the Transaction fails to close for any reason.

5. Partnership’s Covenants. Partnership agrees that between the Effective Date and the Closing Date, it being understood and agreed that the Existing Partners will be responsible for causing such covenants to be complied with by the Partnership:

5.1 No Alteration of Title. Partnership shall not transfer or further alter or encumber in any way Partnership’s title to the Real Property as it exists as of the Effective Date without written notice to, and the prior written consent of, Strategic. If Strategic fails to object in writing to any such proposed instrument within three (3) Business Days after receipt of the aforementioned notice, Strategic shall be deemed to have approved the proposed instrument.

5.2 New Leases and Modifications to Existing Leases. If Partnership desires to (i) enter into any new Lease, (ii) cancel, modify, amend, extend or renew any existing Lease, (iii) consent to any assignment or sublease of any Lease, or (iv) accept any prepayment of rent (more than thirty (30) days in advance) under any Lease, Partnership shall deliver to Strategic written notice of such action, which notice shall contain information regarding the proposed action that Partnership believes is reasonably necessary to enable Strategic to make informed decisions with respect to the advisability of the proposed action. Partnership shall not be entitled to take such action without prior written consent from Strategic, which such consent shall not be unreasonably withheld, conditioned or delayed (and if no response by Strategic is made within three (3) Business Days after Strategic’s receipt of such request and all documents related thereto, such consent shall be deemed to have been granted). Notwithstanding the foregoing, Partnership shall not be required to provide notice or obtain Strategic’s consent with respect to (x) Leases that can be terminated, without penalty, upon thirty (30) days (or less) written notice or (y) an amendment to the Miami parking garage Lease required pursuant to Section 9.1(D), which Partnership shall cause to be amended prior to Closing in a form substantially and substantively similar to the amendment attached hereto as Exhibit K (the “Parking Garage Lease Amendment”), or (z) an amendment to the Lease with Six Continents Hotels, Inc., an affiliate of the Partnership, dated on or about January 1, 2005, which the Partnership shall cause to be amended prior to the Closing in form reasonably satisfactory to Strategic to permit the landlord thereunder to at no cost or expense terminate such lease at any time on or after three (3) years after the Closing upon not less than ninety (90) days notice (“Affiliate Lease Amendment”).

5.3 Contracts. If Partnership desires to (i) enter into any new Contracts, (ii) cancel, modify, amend, extend or renew any existing Contracts, or (iii) waive any default under or accept any surrender of, any Contracts, Partnership shall deliver to Strategic written notice of such action, which notice shall contain information regarding the proposed action that Partnership believes is reasonably necessary to enable Strategic to make informed decisions with respect to the advisability of the proposed action. Except for Contracts that can be terminated, without penalty, upon thirty (30) days (or less) written notice from the owner of the Property, Partnership shall not be entitled to take such action without Strategic’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed (and if no response by Strategic is made within three (3) Business Days after Strategic’s receipt of such request and all documents related thereto, such consent shall be deemed to have been granted); upon delivery of written or deemed consent, such Contract or modification thereof shall thereupon be included within the definition of “Contracts” set forth herein. Partnership shall promptly provide Strategic with true, correct and complete copies of any Contract, modification, or amendment entered into by Partnership. Notwithstanding any provision of this Agreement to the contrary, without any requirement for notice to or consent from Strategic, Partnership may, but shall not be obligated to, pursue any of its legal rights to enforce any Contract.

5.4 Status of Property. Between the Effective Date and Closing, Partnership shall maintain and keep the Property in a manner consistent with Partnership’s past practices with respect to the Property; provided, however, that, in light of Strategic’s right to conduct Due Diligence, Strategic hereby agrees that Strategic shall accept the Property subject to, and Partnership shall have no obligation to cure, (a) any violations of Laws regarding the physical condition of the Property (subject to Section 7.1(M)), or (b) any physical conditions that would give rise to violations of Laws, whether the same now exist or arise prior to Closing (subject to Section 7.1(M)).

5.5 Tax Appeals. Whether before or after the Closing, the Existing Partners shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and Personal Property taxes for the Property due and payable during the Closing Tax Year and all prior Tax Years. All real estate and Personal Property tax refunds and credits received after Closing with respect to the Property for the Closing Tax Year shall be prorated and applied in accordance with the terms and provisions of Section 6.8.

5.6 Personal Property. Partnership shall not remove any of the Personal Property from the Real Property, nor use any of the Personal Property prior to the Closing Date, except such removal or use thereof as is normal and customary in the operation and maintenance of the Property. Partnership covenants that items of Personal Property that consist of common area furniture and furnishings, common area artwork and supplies and maintenance items shall be maintained at Partnership’s customary level of quality.

5.7 Conduct of Business Prior to Closing. From the Effective Date hereof to the Closing Date, and except to the extent that Strategic shall otherwise consent in writing, such consent not to be unreasonably withheld, conditioned or delayed, the Partnership shall:

(a)	Operate the Business in the regular and ordinary course of business consistent with past practices;

(b)	Maintain the Real Property and Personal Property in its present order and condition, reasonable wear and use excepted and maintain all policies of insurance covering the Real Property and Personal Property in amounts and on terms substantially equivalent to those in effect on the Effective Date;

(c)	Pay all accounts payable in accordance with past practice and collect all Accounts Receivable in accordance with past practice, but not less than in accordance with prudent business practices;

(d)	Maintain the books and records in the usual, regular, and ordinary manner, on a basis consistent with past practices and prepare and file all tax returns and amendments thereto required to be filed by Partnership after taking into account any extensions of time granted by any taxing authorities; and

(e)	Use commercially reasonable efforts to preserve the goodwill and patronage of the customers, Hotel Employees, suppliers of the Business and others having a material business relationship with Partnership.

5.8 Access and Information. In addition to the inspection rights set forth in Section 4.2, and subject to the confidentiality restrictions set forth in Section 10.2 hereof, Partnership shall afford to Strategic and its Representatives, reasonable access to the offices, properties, books, contracts, commitments and records of Partnership, insofar as the same relate to the Business and the Property, and shall furnish such Persons with all information (including financial and operating data) concerning the Business and the Property as they reasonably may request. Requests for such information shall be coordinated with Partnership’s designated Representatives, shall take place during normal business hours and shall not interfere unreasonably with Partnership’s ability to operate the Hotel and the Business. Partnership shall use commercially reasonable efforts to assist Strategic and its Representatives in their examination. Strategic shall comply with all provisions of Section 4.2 in exercising such additional access rights.

5.9 Exceptions. Notwithstanding the other provisions of this Agreement, at any time prior to the Closing Date the Partnership may take actions outside the ordinary course of business as indicated on Schedule 5.9.

5.10 Existing Management Contracts. Partnership covenants that all existing Contracts for the management of the Hotel are with IHG Affiliates and that any such management agreements will be terminated at or prior to Closing and the applicable IHG Affiliate(s) shall release the Partnership from all liability under such management agreements.

5.11 Condominium Easement. Existing Partners will use good faith commercially reasonable efforts, including the payment of up to $1,000,000 by the Existing Partners to the parties benefited by the easement, to obtain their approval prior to Closing to cause the Plaza Level easement in favor of the Related Group condominium (as such terms are defined in the easement) to be amended via an amendment substantively similar to the form of easement amendment attached hereto as Exhibit L, in recordable form, that would allow the Property owner to remove all or certain of the Plaza Level Amenities and to redevelop or alter the Plaza Level from time to time, so long as alternative Plaza Level Amenities are provided at the Hotel; provided it is understood that the obtaining of such amendment by Closing is not a condition of Closing. The Existing Partners will keep Strategic advised as to the status of such efforts and incorporate Strategic’s input into any material revision to the form of such amendment. If such amendment is not obtained by Closing, the Existing Partners shall continue to so attempt to obtain such amendment for a period of twelve (12) months after Closing, and if such amendment is still not obtained by the date that is twelve (12) months after Closing, the Existing Partners will at such time make a payment of $1,000,000, less the costs reasonably incurred by the Existing Partners in connection with its efforts to enter into such amendment, to the Post-Amendment Partnership; provided, however, prior to incurring costs in excess of $100,000 to obtain such amendment, the Existing Partners and Strategic shall enter into good faith discussions to reach an agreement as to whether the Existing Partners should continue its efforts to obtain the amendment.

6. Closing. The time and place of Closing shall be held at 9:00 a.m. local Atlanta, Georgia time on the Closing Deadline at or through the offices of Partnership’s attorneys.

6.1 Closing Mechanics.

(a) If agreed to by all parties, Strategic, Management LLC and Partnership shall conduct an escrow-style closing through the Closing Agent so that it will not be necessary for any party to attend the Closing (Strategic, Existing Partners, Management LLC and Partnership shall have pre-Closings to finalize and shall use commercially reasonable efforts to sign all documents not later than the day prior to Closing, and shall deliver such items to the Closing Agent). At Closing, Strategic and Management LLC shall each deliver to Partnership its respective Contribution Amount, subject to the adjustments and credits set forth herein, and the other items required of Strategic and Management LLC as elsewhere set forth herein, and Partnership shall deliver to Strategic and Management LLC the Partnership Interest and the other items required of Partnership as elsewhere set forth herein.

(b) Simultaneously with the Closing: (i) Strategic, Management LLC, the General Partner and Partner Corp. shall enter into the Partnership Agreement in the form of Exhibit J; (ii) Property LLC shall enter into a Hotel Lease Agreement with Michigan Avenue, LLC in the form of Exhibit I; (iii) Management LLC shall enter into a Management Agreement with Michigan Avenue, LLC in the form of Exhibit G; and (iv) IHG Operating Corporation will enter into a Guaranty of Obligations in favor of and acknowledged by, Strategic and the Partnership in the form of Exhibit F; and (v) Management LLC and DTRS General Partner shall enter into a Limited Partnership Agreement for Strategic TRS Lessee in the form of Exhibit H.

(c) Simultaneously with the Closing, the parties will cause the formation of Mezzanine LLC and Property LLC.

(d) Simultaneously with the Closing, the Partnership will transfer ownership of the Property to Property LLC.

6.2 IHG Affiliates and Partnership’s Deliveries. At Closing, Partnership or, as appropriate, any IHG Affiliate, shall deliver or cause to be delivered to Strategic the following:

A. Evidence of Authority. Evidence that Partnership has the requisite power and authority to execute and deliver, and perform under, this Agreement and all Closing Documents, consisting of (i) a certificate of an Assistant Secretary of the General Partner with respect to the authority to act on behalf of the General Partner of the individual executing on behalf of the General Partner all documents contemplated by this Agreement, in the form of Exhibit B attached hereto and incorporated herein by this reference, and (ii) a certificate of Partnership signed by each limited partner with respect to the Pre-Amendment Partnership Agreement and the authority of the General Partner to act on behalf of Partnership, in the form of Exhibit B-1 attached hereto and incorporated herein by this reference.

B. Reaffirmation. A reaffirmation of the representations, warranties and covenants set forth in Section 7.1 hereof in the form of Exhibit C and made a part hereof.

C. Partnership Agreement. The Partnership Agreement in the form of Exhibit J.

D. Hotel Lease Agreement. A Hotel Lease Agreement in the form of Exhibit I.

E. Tax Returns. If applicable, duly completed and signed real estate transfer tax or sales tax returns.

F. Guaranty. A fully executed Guaranty of Obligations by IHG Operating Corporation guaranteeing certain payment and performance obligations of the Partnership, Management LLC, and the Existing Partners under this Agreement in the form of Exhibit F.

G. Affiliate Lease Amendment. Fully executed Affiliate Lease Amendment.

H. Other Instruments. Such other instruments or documents as may be reasonably requested by Strategic, or reasonably necessary, to effect or carry out the purposes of this Agreement, subject to Partnership’s prior approval thereof, which approval shall not be unreasonably withheld or delayed.

6.3 Deliveries by Management LLC. At the Closing, Management LLC shall deliver or cause to be delivered the following:

A. Management Agreement. A Management Agreement in the form attached hereto as Exhibit G, signed by Management LLC.

B. Net Contribution Amount. Management LLC’s Contribution Amount, subject to the adjustments and credits set forth herein.

C. Strategic TRS Lessee Limited Partnership Agreement. A fully executed Limited Partnership Agreement for Strategic TRS Lessee, in the form of Exhibit H and any other documents necessary to evidence the formation and operation of Strategic TRS Lessee.

D. Evidence of Authority. Evidence that Management LLC has the requisite power and authority to execute and deliver, and perform under, this Agreement and all Closing Documents.

E. Other Instruments. Such other instruments or documents as may be reasonably requested by Strategic, or reasonably necessary to effect or carry out the purposes of this Agreement, subject to Management LLC’s prior approval thereof, which approval shall not be unreasonably withheld or delayed.

6.4 Deliveries by Strategic. At the Closing, Strategic shall deliver or cause to be delivered to Partnership the following:

A. Net Contribution Amount. Strategic’s Contribution Amount, subject to the adjustments and credits set forth herein.

B. Closing Document Counterparts. Executed counterparts of any of the Closing Documents described in Sections 6.2 and 6.3 which are to be signed or acknowledged by Strategic.

C. Guaranty. A fully executed Guaranty, in the form of Exhibit G to the Management Agreement, of Michigan Avenue, LLC’s obligation to pay the Termination Fee.

D. IHG Reservation of Ownership and Rights in and to the Sculpture. A reservation of rights by an IHG Affiliate in and to that certain Henry Moore sculpture entitled “Spindle” and an easement over the portion of the Hotel lobby in which it is located in a form substantially similar to the easement attached hereto as Exhibit M (the “Easement”). The Easement shall be irrevocable (except as set forth in subsection (v) below), shall be in recordable form, shall not be subordinate to any mortgage holder and shall provide that (i) such reservation of rights may be assigned to any IHG Affiliate or to a museum, trust or other 501(c)(3) organization; (ii) IHG Affiliate or its assignee shall have the right to remove the sculpture from the Real Property at any time during the term of the reservation of rights; (iii) IHG Affiliate, its assignee and their invitees shall have the right to access and view the sculpture during reasonable Hotel operating hours; (iv) IHG Affiliate or its assignee shall, at its cost, maintain, insure, and pay all taxes attributable to the sculpture, and shall cause the sculpture to be in compliance with all legal requirements; (v) IHG Affiliate or its assignee shall remove the sculpture from the Real Property at such time as the Partnership desires to demolish (in accordance with and subject to the provisions of the Partnership Agreement and the Management Agreement) the Hotel; and (vi) IHG Affiliate or its assignee and Strategic shall cooperate in connection with any removal of the sculpture by IHG Affiliate or its assignee to agree on reasonable removal procedures that do not unduly disrupt the operation of the Hotel. Upon removal of the sculpture, the parties will execute a recordable termination of such Easement.

E. Evidence of Authority. Evidence that Strategic has the requisite power and authority to execute and deliver, and perform under, this Agreement and all Closing Documents, in the form of Exhibit D.

F. Reaffirmation. A reaffirmation of the representations, warranties and covenants set forth in Section 7.5 hereof in the form of Exhibit C-1 and made a part hereof.

G. Strategic TRS Lessee Limited Partnership Agreement. A fully executed (by DTRS General Partner) Limited Partnership Agreement for Strategic TRS Lessee, in the form of Exhibit H and any other documents necessary to evidence the formation and operation of Strategic TRS Lessee.

H. Other Instruments. Such other funds, instruments or documents as may be reasonably requested by Partnership, or reasonably necessary, to effect or carry out the purposes of this Agreement, subject to Strategic’s prior approval thereof, which approval shall not be unreasonably withheld or delayed.

6.5 Partnership’s Closing Costs. The Existing Partners shall pay the following: (a) the fees and expenses of Existing Partners’ and Management LLC’s attorneys, and attorneys for the Partnership prior to the Closing, (b) the commission due the Broker retained by Existing Partners or any IHG Affiliate, and (c) transfer, documentary, excise, recording or other similar taxes or assessments imposed by virtue of the Transaction (except mortgage taxes which will be governed by Section 6.7(b)), including without limitation, any such transfer, documentary, excise, recording or other similar taxes or assessments resulting from the transfer contemplated pursuant to Section 6.1(d) (but not any transfers or deemed transfers to or from Mezzanine LLC or any additional transfers not currently contemplated or described in this Agreement, all of which will be paid by Strategic, it being understood, however, that such taxes or assessments relating to the contributions and issuance of interests in the Partnership, and one deed conveyance of the Property, e.g., from the Partnership to Property LLC, will be paid by the Existing Partners as provided above), together with any costs incurred in obtaining any desired ruling (if and to the extent obtained by the Existing Partners, in their sole discretion) as to the applicability of, or contesting any assessment of, such taxes or assessments.

6.6 Strategic’s Closing Costs. Strategic shall pay the following: (a) the costs of Strategic’s Due Diligence, (b) the fees and expenses of Strategic’s attorneys, and (c) the commission due any broker retained by Strategic other than the Broker; and (d) transfer, documentary, excise, recording or other similar taxes or assessments resulting from transfers or deemed transfers to or from Mezzanine LLC or any additional transfers not currently contemplated or described in this Agreement, but not including any transfer, documentary, excise, recording or other similar taxes or assessments that are the responsibility of the Existing Partners pursuant to Section 6.5(c) above.

6.7 Shared Costs.

A. Costs Shared Equally. The Existing Partners and Management LLC on one hand, and Strategic on the other hand, shall each pay fifty percent (50%) of (a) all Escrow Agent fees (if any) charged in connection with this Transaction, (b) all costs, expenses and premiums in connection with the preparation of the Title Commitment and the issuance of the owner’s Title Policy (including all endorsements and reinsurance provided in the Pro Forma Title Policy); (c) costs of the Survey (including any Survey costs incurred by Partnership in anticipation of the Transaction); and (d) sales tax, if any, imposed by virtue of the Transaction.

B. Costs Shared Proportionally. The Existing Partners and Management LLC on one hand, and Strategic on the other hand, shall share all costs related to Qualified Financing obtained by Strategic, including any documentary or mortgage recording costs in connection therewith and all additional costs, expenses and premiums in connection with the preparation of the lender’s title policy (including all additional lender endorsements and reinsurance required by the lender), in the following proportion:

(i) Strategic shall pay eighty-five percent (85%) of such costs; and

(ii) The Existing Partners and Management LLC shall pay fifteen percent (15%) of such costs.

In the event that this Agreement is Terminated other than due to a default of the Existing Partners, Partnership, or Management LLC, Strategic shall be solely responsible for all of its financing costs.

6.8 Adjustments; Proration Items. The following adjustments and prorations shall be computed as of the Closing Proration Time in accordance with this Section 6.8 and Section 6.9. At the Closing, a fair and reasonable estimated accounting of all adjustments and prorations shall be performed and agreed to by the Existing Partners and Strategic.

A. Real Estate Taxes and Assessments. All unpaid ad valorem real estate and personal property taxes, and any sales taxes with respect to Rental Payments, applicable to the Property (regardless of the year for which such taxes are assessed) shall be prorated as of the Closing Proration Time based on the whole number of days through the Closing Date. All ad valorem real estate and personal property taxes, and any sales taxes with respect to Rental Payments, applicable to the Property for the Closing Tax Year (regardless of the year for which such taxes are assessed) that have been paid by the Partnership prior to Closing shall be prorated as of the Closing Proration Time based on the whole number of days from and including January 1, 2005 and through the Closing Date. All installments of special assessments due and payable prior to the Closing Date shall be for the account of the Pre-Amendment Partnership and all installments of special assessments due and payable on and after the Closing Date shall be for the account of the Post-Amendment Partnership; provided, however, that the Pre-Amendment Partnership shall not be required by the foregoing to pay any installments of special assessments which have not been confirmed or which relate to projects that have not been completed on the Effective Date. If tax bills are not available on the Closing Date, taxes shall be prorated at Closing based upon the tax bills for the Tax Year last issued, or, if available, based upon the current assessed valuation and current millage rates, and in such event the Existing Partners and

Strategic shall reprorate the taxes, as actual or final tax bills are available, in accordance with Section 6.10. If the Property has been assessed for property tax purposes at such rates as would result in reassessment (such as an “escape assessment” or “roll-back taxes”) based upon the change in use, occupancy or ownership of the Property on or after the Closing Date, the Post-Amendment Partnership hereby agrees to pay all such taxes.

B. Hotel Revenues.

(i) Accounts Receivable. The Pre-Amendment Partnership shall be allocated all Guest Ledger Receivables for all room nights up to and including the room night immediately prior to the night when the Closing Proration Time occurs and fifty percent (50%) of Guest Ledger Receivables for the room night when the Closing Proration Time occurs. All other Guest Ledger Receivables shall be allocated to the Post-Amendment Partnership. All income of restaurant and bar facilities operated by the Partnership and located on the Real Property through the Closing Proration Time shall be allocated for the account of the Pre-Amendment Partnership. After the Closing Proration Time, all such income items shall be for the benefit of the Post-Amendment Partnership. All other Accounts Receivable attributable to periods prior to the Closing (“Other Accounts Receivables”) shall belong to the Existing Partners, shall be allocated solely to the account of the Pre-Amendment Partnership and shall not be subject to proration. The Partnership will execute any assignment or other documentation necessary to accomplish same. Accounts Receivable payments received by the Partnership after the Closing Date shall be applied first to the most recent outstanding invoices or sums due for such account. Any such Accounts Receivable payments attributable to periods prior to the Closing shall be for the sole benefit of the Existing Partners.

(ii) Booking Deposits. Advance payments and deposits, if any, for Bookings that relate to a period after the Closing Proration Time shall be allocated to the Post-Amendment Partnership. The Post-Amendment Partnership shall assume and honor for its account all Bookings relating to dates after the Closing Proration Time provided that Partnership provides a written account to Strategic of all such Bookings at the Closing.

(iii) Vending Machines. Vending machine monies as of the Closing Proration Time shall be allocated for the sole benefit of the Pre-Amendment Partnership.

(iv) Petty Cash. Pre-Amendment Partnership shall be allocated at Closing all petty cash funds and cash in the Hotel’s house banks at 100% of face value at the Closing Proration Time.

C. Rental Payments. All (i) Rental Payments received by Partnership prior to Closing; and (ii) all rent and other charges payable pursuant to any ground lease affecting the Property, shall be prorated as of the Closing Proration Time, with all such amounts attributable to periods prior to the Closing Proration Time for the account of the Pre-Amendment Partnership and all such amounts attributable to periods after to the Closing Proration Time for the account of the Post-Amendment Partnership. Notwithstanding the foregoing, any percentage rents received prior to Closing under any of the Leases shall be prorated as of the Closing Proration Time based on the number of days in the applicable Lease year, with all amounts attributable to days prior to the Closing Proration Time for the account of the Pre-Amendment Partnership and amounts attributable to days after the Closing Proration Time for the account of the Post-Amendment Partnership, all subject to reproration in accordance with Section 6.10.

D. Security Deposits. All utility or other security deposits made by the Pre-Amendment Partnership shall be assigned to the Post-Amendment Partnership (or Property LLC or Michigan, LLC, as applicable) and such amounts shall be allocated to the account of the Pre-Amendment Partnership. Any utility or other security deposits made by the Pre-Amendment Partnership that cannot be so assigned shall be returned to and retained by the Existing Partners and any replacement utility or other deposits required shall be the responsibility of the Post-Amendment Partnership (or Property LLC or Michigan, LLC, as applicable).

E. Utility Expenses. Water, sewer, gas, waste fee, fire protection, electric and all other utility expenses and payments due or made with respect to the Property shall be prorated as of the Closing Proration Time (except for those utility charges and operating expenses payable by Tenants in accordance with the Leases).

F. Hotel Consumables. The Consumables will be addressed in accordance with Section 6.11(C), but will not be subject to any proration.

G. Other Liabilities. All other identifiable and ascertainable Partnership Liabilities that have accrued prior to Closing, including payments due or owing under any Contracts and any fees as to which periodic payments are made for applicable licenses and Permits, if any, shall be prorated as of the Closing Proration Time. All Contract deposits, security deposits or other security obtained or held by Partnership, if any, shall be retained by (or if applicable, assigned or transferred to) the Post-Amendment Partnership (or Property LLC or Michigan, LLC, as applicable). In addition, a credit shall be given to the Post-Amendment Partnership for the principal amount of, and any accrued interest on, indebtedness of the Pre-Amendment Partnership existing at Closing that will not be paid immediately after Closing as contemplated by the Partnership Agreement (if any).

H. Closing Financing. Strategic is to arrange Qualified Financing for the Partnership as provided herein, and the gross amount of the financing incurred by the Partnership on or about Closing shall be treated for the purposes of the prorations as a credit to the Post-Amendment Partnership, which shall have the effect of reducing the Contribution Amount. For example, if the value of the Property was $100, the Strategic Contribution Amount $85, the amount borrowed by the Partnership on or about Closing $75, and the net proration amount for the benefit of the Post-Amendment Partnership $5, the net Contribution Amount to be made by Strategic to the Partnership at Closing would be $17 which is $85 less 85% of the sum of $75 and $5 (i.e., $68).

I. Insurance. All insurance policies pertaining to the Property or the Partnership prior to Closing shall remain solely with the Existing Partners and shall not be assigned or otherwise transferred to the Post-Amendment Partnership, Property LLC or Michigan Avenue, LLC, and no pre-paid insurance premiums shall be prorated.

6.9 Proration Statement and Schedules. On or before five (5) days prior to the Closing Date, Partnership shall deliver to Strategic and Management LLC a current proration schedule of the items and amounts to be prorated as set forth in Section 6.8, and a draft settlement statement for the Transaction, prepared as if the Transaction were a sale of assets.

A. Strategic Contribution Amount Adjustments. If as a result of such prorations the net amount allocable to the account of the Post-Amendment Partnership is greater than the net amount allocable to the account of the Pre-Amendment Partnership, the Contribution Amount due from Strategic at Closing shall be decreased by eighty-five percent (85%) of the difference between the net amount allocated to the Post-Amendment Partnership less the net amount allocated to the Pre-Amendment Partnership. If as a result of such prorations the net amount allocable to the account of the Pre-Amendment Partnership is greater than the net amount allocable to the account of the Post-Amendment Partnership, the Contribution Amount due from Strategic at Closing shall be increased by eighty-five percent (85%) of the difference between the net amount allocated to the Pre-Amendment Partnership and the net amount allocated to the Post-Amendment Partnership.

B. Management LLC Contribution Amount Adjustments. If as a result of such prorations the net amount allocable to the account of the Post-Amendment Partnership is greater than the net amount allocable to the account of the Pre-Amendment Partnership, the Contribution Amount due from Management LLC at Closing shall be decreased by one percent (1%) of the difference between the net amount allocated to the Post-Amendment Partnership less the net amount allocated to the Pre-Amendment Partnership. If as a result of such prorations the net amount allocable to the account of the Pre-Amendment Partnership is greater than the net amount allocable to the account of the Post-Amendment Partnership, the Contribution Amount due from Management LLC at Closing shall be increased by one percent (1%) of the difference between the net amount allocated to the Pre-Amendment Partnership and the net amount allocated to the Post-Amendment Partnership.

6.10 Reproration After Closing. The provisions of Section 6 shall survive the Closing. If the actual amounts of any of the aforesaid proration items are unavailable as of the Closing Date, then such proration shall be made on the basis of an amount reasonably estimated by Strategic and the Existing Partners at Closing and Strategic and the Existing Partners shall thereupon reprorate such items at such times as the exact amounts for such proration items become available. If an amount is owed to the Pre-Amendment Partnership as a result of such reproration adjustment, eighty-five percent (85%) of such amount shall be payable by Strategic to the Existing Partners. If an amount is owed to the Post-Amendment Partnership as a result of such reproration adjustment, eighty-five percent (85%) of such amount shall be payable by the Existing Partners to Strategic. Alternatively, Strategic, the Existing Partners and Management LLC may give effect to this provision by adjustments to the Capital Account(s) of the applicable party(ies) in accordance with the provisions of the Partnership Agreement provided it has the same economic effect.

6.11 Other Costs.

A. Change of Ownership Costs. Except as otherwise provided herein, all costs associated with the change of ownership of the Property contemplated hereby in the nature of costs associated with the transfer or assignment of any liquor licenses and other Permits, obtaining new liquor licenses or permits where required, the transfer or assignment of applicable software licenses (not including Excluded Software) or obtaining replacement software licenses, where applicable, and similar items, and such other costs outlined in Schedule 6.11 attached hereto, shall be the responsibility of the Post-Amendment Partnership and allocable among the partners of the Post-Amendment Partnership in accordance with their respective Partnership Interests as evidenced by the Partnership Agreement, provided, however, that the Existing Partners will cause the foregoing assignments to be approved without charge or expense as to any licenses or agreements with IHG Affiliates.

B. Capital Expenditures Funding. Strategic, Management LLC and the Existing Partners agree to make an initial contribution into the Reserve Account to pay for FF&E replacements in the Closing Tax Year in the amount and pursuant to the terms set forth in the Partnership Agreement. The Existing Partners, Management LLC and Strategic agree that $1,329,573 of Strategic’s Contribution Amount, which represents payment of the amounts in excess of the 2005 Minimum Capital Replacement Funds required to fund the Existing Partners and Management LLC’s agreed upon portion of the difference between the 2005 Capital Replacements Budget and the 2005 FF&E Reserve (as such terms are defined in the Management Agreement), shall be retained in the Post-Amendment Partnership pursuant to Section 3.1(g) of the Partnership Agreement. Such amount will not be subject to proration. The Existing Partners will cause the improvements and replacements described in Schedule 6.11(B) to be completed prior to Closing.

C. Consumables Funding. An actual inventory of the unopened cases of Consumables shall be taken the day preceding the Closing Date (or such other date as the parties hereto may reasonably agree upon). The value attributable to such unopened cases of Consumables shall be as disclosed by Partnership’s books; provided, however, if no cost is ascertainable with respect to particular Consumables on Partnership’s books, the first in, first out method of valuation shall be used (the “Consumables Value”). Consumables for purposes of this valuation shall not include Consumables stocked in the guest rooms of the hotel or not in unopened cases on the Closing Date. At Closing, Strategic shall contribute an amount equal to eighty-five percent (85%) of the Consumables Value to Strategic TRS Lessee and the Existing Partners and Management LLC shall contribute an amount equal to fifteen percent (15%) of the Consumables Value to Strategic TRS Lessee.

7. Representations and Warranties.

7.1 Partnership’s Representations and Warranties. The Existing Partners, as of the date of the execution of this Agreement by Partnership, jointly and severally represent and warrant to Strategic, and covenant with Strategic, subject to the matters on the applicable Representation Exception Schedules, as follows:

A. Organization, Power and Authority. (1) Partnership is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power to execute and deliver this Agreement and perform all its obligations hereunder; (2) Partner Corp. is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power to execute and deliver this Agreement and perform all its obligations hereunder; (3) General Partner is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power to execute and deliver this Agreement and perform all its obligations hereunder; (4) Management LLC is duly organized, validly existing and in good standing under the Laws of the State of Maryland and has all necessary power to execute and deliver this Agreement and perform all its obligations hereunder. The Partnership is, to the extent required by Law, duly qualified to do business in the State in which the Real Property is located. The execution, delivery and performance of this Agreement (i) has been duly and validly authorized by all necessary action on the part of the Partnership, the General Partner, Partner Corp. and Management LLC, (ii) does not conflict with or result in a violation of the organizational documents of the Partnership, the General Partner, Partner Corp. or Management LLC (including, as applicable, the certificate of incorporation, charter or by-laws, or partnership agreement), or any judgment, order or decree of any court or arbiter in any proceeding to which any such party is a party, and (iii) does not conflict with or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument by which the Partnership, the General Partner, Partner Corp. or Management LLC is bound or to which the Partnership, the General Partner, Partner Corp. or Management LLC is a party.

B. Partners. With respect to the Partnership, a true and accurate list of all of the partners and the respective percentage interests of each partner in the Partnership is set forth on Schedule 7.1(B) hereto. All currently issued and outstanding partnership interests were duly authorized and validly issued in accordance with the terms of the Partnership’s Constituent Documents, and in compliance with applicable Laws. Except as created by this Agreement, there are no valid outstanding interests, equity interests, subscriptions, purchase rights, subscription rights, conversion rights, exchange rights, options, warrants, preemptive rights, rights of first refusal, rights of first offer, or other rights or other arrangements or commitments outstanding or obligating the Partnership to issue, sell or otherwise cause to be outstanding any ownership interest in such entity, any security convertible into or exercisable or exchangeable for such ownership interests, or any other equity participation in such entity.

C. Subsidiaries and Investments. The Partnership has no subsidiaries and does not own, directly or indirectly, any investments in any other person or entity.

D. No Agreement to Sell Real or Personal Property. Except as set forth in Schedule 7.1(D), Partnership has not entered into any currently effective agreement to sell or dispose of (i) all or any portion of its interest in and to the Real Property, or (ii) all or any material portion of its interest in Personal Property, other than in the ordinary course of business.

E. Leases.

(i) Tenants. Schedule 7.1(E)(i) attached hereto and incorporated herein by this reference identifies all Leases at the Real Property; provided,

however, that the foregoing is not intended (and shall not be construed) as a representation by Partnership of the parties that are in actual possession of any portion of the Real Property since there may be subtenants, licensees or assignees that are in possession of portions of the Real Property of which Partnership may not be aware, and provided further that Partnership does not represent or warrant that any particular Lease or Leases will be in force or effect on the Closing Date or that the Tenants will have performed their obligations thereunder. Partnership has provided, or will provide, true and correct copies of all such Leases to Strategic.

(ii) Lease Defaults. To the Partnership’s Knowledge, except for defaults cured and except as set forth on Schedule 7.1(E)(ii) attached hereto and incorporated herein by this reference, Partnership has neither (1) received any written notice from any Tenant of the Real Property asserting or alleging that Partnership is in default under such Tenant’s Lease, nor (2) sent to any Tenant of the Real Property any written notice alleging or asserting that such Tenant is in default under such Tenant’s Lease. To the Partnership’s Knowledge, there exists no material default under any Lease that is material to the continued operation of the Hotel.

F. Contracts. Schedule 7.1(F) attached hereto and incorporated herein by this reference identifies all Contracts in effect (not including any Bookings-related Contract or reservation that has not been documented in a writing), true and correct copies of which have been, or will be, provided to Strategic. To the Partnership’s Knowledge, there exists no material default under any Contract that is material to the continued operation of the Hotel. Except as set forth on Schedule 7.1(F), Partnership has not received any written notice of default from any parties to the Contracts that has not been cured by Partnership.

G. Permits. To the Partnership’s Knowledge, (i) Schedule 7.1(G) attached hereto and incorporated herein by reference identifies all existing Permits currently necessary for the operation of the Hotel; (ii) all Permits are in effect or can be readily obtained; and (iii) Partnership has not received any written notice of default from the Permit issuer which has not been cured by the Partnership.

H. Hotel Names. Schedule 7.1(H) attached hereto and incorporated herein by this reference identifies all Hotel Names and is complete and correct in all respects. To Partnership’s Knowledge, Partnership has not received any written notice or claim that the Hotel Names infringe or misappropriate the copyright or trademark of a third party.

I. Tax Matters.

(i) To the Partnership’s Knowledge, any taxes or special assessments that have been levied with respect to the Real Property or the Partnership, or any portion thereof, and that are outstanding or unpaid, other than amounts not yet due and payable or, if due and payable, not yet delinquent, are set forth on Schedule 7.1(I) attached hereto and incorporated herein by this reference.

(ii) The Partnership has filed all material tax returns and reports required to be filed by it with all taxing authorities requiring the same and all such tax returns are or will be true, complete and accurate in all material respects.

(iii) To the Partnership’s Knowledge, no deficiency for a material amount of tax has been asserted, assessed or threatened in writing by a taxing authority against the Partnership with respect to the operations of such party and, to the Partnership’s Knowledge, no such assessment or asserted tax liability is reasonably expected to be made. To the Partnership’s Knowledge, no audits or investigations by any taxing authority are currently pending or threatened in writing against the Partnership.

(iv) To the Partnership’s Knowledge, the Partnership has no material liability for taxes, if any, required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party except as disclosed in the financial statements.

(v) To the Partnership’s Knowledge, all taxes accrued but not yet due and payable are shown on the financial statements provided by Partnership to Strategic hereunder and no taxes are delinquent.

(vii) The Partnership has not consented to extend the time beyond the Closing in which any tax may be assessed or collected by any taxing authority.

(viii) The Partnership has not been a member of an Affiliated Group (as defined in Section 1504 of the Code) or any similar group defined under local, state or foreign tax Law and has no liability for taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of local, state or foreign tax Law.

(ix) The Partnership has not been a party to or bound by any tax allocation or tax sharing agreement and has no contractual obligation to indemnify any other Person with respect to taxes.

(x) No claim has been made within the past three years by a taxing authority in a jurisdiction where the Partnership does not pay tax or file tax returns that Partnership is subject to taxes assessed by such jurisdiction.

(xi) Schedule 7.1(I) attached hereto and incorporated herein by this reference contains a list of all states, territories and jurisdictions (whether foreign or domestic) in which the Partnership is currently filing tax returns.

J. Personal Property. To the Partnership’s Knowledge, the Personal Property located at or otherwise used in connection with the Real Property (i) complies in all material respects with the applicable Brand Standards (as defined in the Management Agreement), and (ii) is otherwise at adequate levels. Partnership holds good and marketable title to the Personal Property free and clear of all Liens, and all items of Personal Property have been fully paid for, in accordance with normal business practice, except for office equipment and those items identified on Schedule 7.1(J) attached hereto and incorporated herein by reference which are subject to installment payments and with respect to which there are no installments due which are delinquent.

K. Balance Sheets. To the Partnership’s Knowledge, any financial statements of the Partnership or the Hotel heretofore delivered to Strategic are true, correct and complete in all material respects and fairly present the consolidated financial condition of the Partnership at and as of the dates thereof and the results of its operations for the periods covered thereby. To the Partnership’s Knowledge, there has been no material adverse change since the financial statements dated for the period ended December 31, 2004. At Strategic’s request and at its cost and expense, at any time before or after the Closing, the Partnership shall provide to Strategic’s designated independent auditor access to the books and records of the Property, and all related information regarding the period for which Strategic is required to have the Property audited under the regulations of the Securities and Exchange Commission.

L. Litigation Proceedings. Except as set forth on Schedule 7.1(L) and except for matters related to disputes in connection with Bookings involving individual Hotel guests, (i) there are no claims, actions, suits or proceedings pending against the Partnership or the Hotel that relate to the Partnership, the Real Property or the Hotel; and (ii) to the Partnership’s Knowledge, there are no claims, actions, suits or proceedings (other than claims, actions, suits or proceedings that would reasonably be deemed to be frivolous) threatened against the Partnership, Real Property or the Hotel that seek monetary damages in excess of $150,000 individually or $500,000 in the aggregate or seek an unspecified amount of damages. To Partnership’s Knowledge, no petition has been filed by the Partnership, nor has the Partnership received written notice of any petition filed against the Partnership, under the Federal Bankruptcy Code or any similar state or federal Law.

M. Compliance. Except for violations that have been cured or are noted on Schedule 7.1(M), the Partnership has not received any written notice from any governmental authority with respect to the violation of any zoning Law or ordinance applicable to the Real Property. Prior to the Closing Date, any uncured violations listed on Schedule 7.1(M) and any other violations that arise prior to the Closing Date shall, in Partnership’s sole discretion, be cured or contested by the Existing Partners at their sole expense. After the Closing, the Existing Partners shall, with their chosen counsel and at their own expense, be solely responsible for curing or contesting any such violation that is not cured or successfully contested prior to Closing and Strategic agrees to defer sole responsibility for the curing or contesting of any such violation to the Existing Partners.

N. Insurance Compliance. To the Partnership’s Knowledge, except for violations that have been cured, the Partnership has not received any written notice from any insurance company that carries any of the Partnership’s insurance with respect to the Real Property that any portion of the Real Property materially violates any building, fire, or health code, statute, ordinance, rule or regulation applicable to the Real Property.

O. Condemnation. To the Partnership’s Knowledge, there are no pending, or threatened Condemnation Proceedings against the Real Property or any of the rights-of-way located adjacent thereto.

P. Assessments. To the Partnership’s Knowledge, no governmental assessments for sewer, sidewalk, water, paving, electrical, power or other improvements are pending or threatened.

Q. Reserved.

R. Labor and Employment Matters. None of the Hotel Employees are employed by the Partnership. To the Partnership’s Knowledge, except as set forth in Schedule 7.1(R), (a) the Partnership is not a party to any union agreement or collective bargaining agreement or work rules or practices agreed to with any labor organization or employee association applicable to its employees and no attempt to organize any of such employees has been made or is pending, (b) there has been no labor strike, dispute, slowdown, stoppage or lockout against or affecting the Partnership during the last two (2) years that had a Partnership Material Adverse Effect, and (c) no unfair labor practice charge or complaint against the Partnership is pending before the National Labor Relations Board or any similar governmental authority.

S. Deliveries. The Partnership has not altered the documentation, agreements or instruments delivered to Strategic.

T. Third Party Consents. Schedule 7.1(T) sets forth a list of all material consents and waivers of rights of first refusal or offer of third parties required under agreements expressly entered into with such third parties to accomplish the Transaction contemplated by this Agreement.

U. Commissions. To the Partnership’s Knowledge, except as may be disclosed on Schedule 7.1(U) attached hereto and incorporated herein by this reference and other than in the ordinary course of business in connection with Bookings, there are no commissions or referral fees relating to either the sale of the Hotel or the Leases currently outstanding.

V. Environmental Matters. Except as may be set forth in Schedule 7.1(V) attached hereto and incorporated herein by this reference, or in the written inspection reports (including environmental reports) delivered to or obtained by Strategic in connection herewith, or otherwise disclosed in writing to Strategic, to Partnership’s Knowledge, none of Partnership or any other occupant or user of any of the Real Property, or any portion thereof, have stored or disposed of (or engaged in the business of storing or disposing of) or have released or caused the release of any hazardous waste, contaminants, oil, radioactive or other material on the Real Property, or any portion thereof, the removal of which is required or the maintenance of which is prohibited or penalized by any applicable federal, state or local statutes, Laws, ordinances, rules or regulations. To Partnership’s Knowledge, except as may be set forth in Schedule 7.1(V), or in the written inspection reports (including environmental reports) delivered to or obtained by Strategic in connection herewith or otherwise disclosed in writing to Strategic, the Real Property is free from any such hazardous waste, contaminants, oil, radioactive and other materials, except any such materials maintained in accordance with applicable Law.

W. The Americans with Disabilities Act. Partnership has not received any written notice from a third party that the Real Property does not comply with the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq. (the “ADA”) or any other applicable Laws governing the use of the Real Property by persons with disabilities.

X. Constituent Documents. Schedule 7.1(X) attached hereto and incorporated herein by this reference sets forth a true and complete list of the Partnership’s constituent documents. Each constituent document is in full force and effect, and true, complete and correct copies thereof have been delivered to Strategic. There are no dissolution, termination or liquidation proceedings pending or contemplated with respect to the Partnership.

Y. Foreign Persons. The Partnership is not a “foreign person,” as such term is defined in Section 1445 of the Code. The transaction contemplated by this Agreement is not subject to Section 897 of the Code or to the withholding requirements of Section 1445 of the Code.

Z. Debt Instruments. All existing debt instruments to which Partnership is a party are held by an IHG Affiliate and will be discharged in connection with the Closing in accordance with the Partnership Agreement.

AA. Undisclosed Liabilities. To Partnership’s Knowledge, the Partnership has no material Liabilities, and there is no basis for any proceeding, hearing, investigation, charge, complaint, or claim with respect to any material Liability, except for: (i) Liabilities reflected in the financial statements described in this Section 7.1 or the disclosure schedules to this Section 7.1, (ii) Liabilities under agreements, contracts, purchase orders and other similar arrangements which have arisen in the ordinary course of business; and (iii) Liabilities which have arisen since the date of the latest such financial statements in the ordinary course of business.

7.2 Partnership’s Warranties Deemed Modified. Because Strategic’s primary reliance on the status of the matters addressed by Partnership’s Warranties is its own Due Diligence, to the extent that Strategic has or obtains Knowledge prior to the Due Diligence Deadline (with respect to matters covered by Survey Objections) or the Effective Date for all other matters that Partnership’s Warranties are inaccurate, untrue or incorrect in any way, such Partnership’s Warranties, and any Representation Exception Schedule applicable thereto, shall, if Closing occurs, be deemed modified to reflect Strategic’s Knowledge. In addition, Partnership’s Warranties are made and given subject to the disclosures contained in the applicable Representation Exception Schedule(s). The Partnership shall not be deemed to be in breach of any Partnership’s Warranties (and no claim shall lie in respect thereof) in respect of any such matter so disclosed in the applicable Representation Exception Schedule. Where brief particulars only of a matter are set out or referred to in the applicable Representation Exception Schedule(s), or a reference is made to a particular part only of a disclosed document, full particulars of the matter and the full contents of the document are deemed to be disclosed. The specific disclosures set forth in the applicable Representation Exception Schedule(s) have been organized by Partnership to correspond to section references in this Agreement to which the disclosure may be most likely to relate, but such disclosure shall also be deemed to be exceptions to or modifications or qualifications of other Partnership’s Warranties contained herein to the extent such disclosures are expressly referenced or Strategic Knew such disclosures were applicable. In the event that there is any inconsistency between this Agreement and matters disclosed in the Representation Exception Schedules, information contained in the Representation Exception Schedules shall prevail and shall be deemed to be the relevant disclosure.

7.3 Claims of Breach Prior to Closing. If at or prior to the Closing, Partnership obtains Knowledge that any Partnership’s Warranty is or has become untrue, inaccurate or incorrect in any material respect, Partnership shall give Strategic written notice thereof within ten (10) Business Days of obtaining such Knowledge (but, in any event, prior to the Closing) and Partnership shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed ten (10) Business Days) to attempt such cure. If, after the Due Diligence Deadline (with respect to matters covered by Survey Objections) or the Effective Date (for all other matters) but prior to the Closing, Strategic or any of Strategic’s Representatives obtain Knowledge that any Partnership’s Warranty is or has become untrue, inaccurate or incorrect in any material respect, and Strategic gives Partnership written notice thereof within five (5) Business Days of obtaining such Knowledge (but, in any event, prior to the Closing), the Existing Partners shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed ten (10) days) to attempt such cure. If Strategic fails to notify Partnership on or prior to the Closing Date of Strategic’s Knowledge that any Partnership’s Warranty is or has become untrue, inaccurate or incorrect, then Strategic shall be deemed to waive such breach of Partnership’s Warranties. With respect to any breach of Partnership’s Warranties described herein that is not cured by Partnership or waived by Strategic in accordance with the foregoing, Strategic shall have the following remedies: (i) if such breach of Partnership’s Warranties has a material adverse effect, then Strategic may, as its sole and exclusive remedy, (x) Terminate this Agreement and receive a refund of the Deposit and (y) in the case of a willful or intentional breach of Partnership’s Warranties by one of the Existing Partners, seek indemnification from the Existing Partners pursuant to Section 11.3(i) (provided such indemnity shall not in such event be subject to the Threshold Amount limitation set forth in Section 11.7) for any Losses incurred by Strategic after Closing in connection with such breached Partnership’s Warranties, subject to the Strategic Costs Cap; or (ii) if such breach of Partnership’s Warranties does not have a material adverse effect, then Strategic shall not have the right to Terminate this Agreement, but shall be obligated to proceed with Closing, and in such event Strategic’s sole and exclusive remedy shall be to obtain for its own benefit indemnification pursuant to Section 11.3(i) (provided such indemnity shall not in such event be subject to the Threshold Amount limitation set forth in Section 11.7) for any Losses incurred by Strategic after Closing in connection with such breached Partnership’s Warranties. The untruth, inaccuracy or incorrectness of Partnership’s Warranties shall be deemed to have a material adverse effect only if Strategic’s damages resulting from the untruth, inaccuracy or incorrectness of Partnership’s Warranties are in excess of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00).

7.4 Survival and Limits on Strategic’s Claims. Partnership’s Warranties shall survive the Closing for a period of one (1) year and the Existing Partners shall only be liable to Strategic hereunder for a breach of Partnership’s Warranties made herein or in any of the documents executed by Partnership at the Closing with respect to which a claim is made by Strategic against the Existing Partners in writing on or before one (1) year after the date of the Closing and subject to all other provisions of this Agreement. Other than Strategic’s right to Terminate this Agreement in accordance with Section 7.3, Strategic’s sole remedy for a breach of Partnership’s Warranties is to seek indemnification in accordance with, and subject to, the provisions of Section 11.3(i) and subject to the limitations set forth therein and in Section 11.7.

7.5 Strategic’s Representations and Warranties. Strategic, at to itself or as to a Strategic Affiliate, as the case may be, as of the date of the execution of this Agreement by Strategic, represents and warrants to Partnership as follows, and as a condition precedent to Partnership’s obligation to consummate the Transaction at Closing pursuant to the terms of this Agreement, the following representations of Strategic shall be true and correct in all material respects as of the Closing Date:

A. Organization, Power and Authority. Strategic is an entity duly organized, validly existing and in good standing under the Laws of the state of its organization and has all necessary power to execute and deliver this Agreement and perform all its obligations hereunder. Strategic has the full power and authority to enter into this Agreement and the execution and delivery of this Agreement by Strategic (i) has been duly and validly authorized by all necessary action on the part of Strategic, (ii) does not conflict with or result in a violation of Strategic’s articles or by-laws or any judgment, order or decree of any court or arbiter in any proceeding to which Strategic is a party, and (iii) does not conflict with or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument by which Strategic is bound or to which it is a party. There are no lawsuits filed or served against Strategic or, to Strategic’s Knowledge, otherwise pending or threatened the outcome of which could adversely affect Strategic’s ability to pay the Contribution Amount and receive the Partnership Interest or otherwise perform its obligations under this Agreement.

B. No Bankruptcy. Strategic has not (A) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state Law relative to bankruptcy, insolvency or other relief for debtors, (B) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (C) made an assignment for the benefit of creditors.

C. Sophisticated Investor. Strategic, or Strategic Affiliate, as the case may be, is an experienced investor that specializes in the investment in and ownership and operation of hotel properties in geographically diverse markets. As such, Strategic or Strategic Affiliate is a sophisticated real estate owner, investor and manager with particular experience in the acquisition, ownership and operation of hotels similar to the Hotel. Strategic or Strategic Affiliate, as the case may be, warrants and represents that it has the ability through its own employees, or through agents, independent contractors, consultants or other experts with whom it has a relationship, to evaluate fully the investment characteristics of the Partnership Interest and the Hotel and to assess fully all issues pertaining to title to the Real Property, the value of the Property, the rights and liabilities of Partnership under any management agreements, the past performance of the Hotel, the projected performance of the Hotel, the structural integrity and soundness of all improvements and structures located on the Real Property, the environmental condition of the Real Property, the compliance of the Hotel and the operation and management thereof with all Laws and the structure and organization of the Partnership. Accordingly, Strategic as to itself, or as to a Strategic Affiliate warrants and represents that, except for the representations and warranties expressly made by Partnership or the Existing Partners in this Agreement, Strategic or Strategic Affiliate has not and will not rely upon any warranty, representation, statement of fact, or other information made by or furnished by or on behalf of Partnership or Existing Partners or any of their Affiliates, but is relying solely on its own investigations, assessments, evaluations, and those of its own employees, agents, independent contractors, consultants, and other experts with whom it is dealing in connection with this Transaction.

D. Investment Intention; No Resales. Strategic is acquiring the Partnership Interest to be acquired hereunder for the purpose of investment and not with the present intention of, or for resale in connection with, the distribution thereof, and not with any present intention of distributing such Partnership Interest and has no present plan or intention to Sell any of the Partnership Interest acquired by it pursuant to any of the transactions contemplated hereby. For this purpose, the term “Sell” means to sell, exchange, contribute, distribute or otherwise dispose of, to pledge or otherwise encumber, or to enter into a short sale, equity swap, option or other risk-reducing transaction with respect to, the Partnership Interest. Strategic acknowledges that any direct or indirect offer, transfer, sale, assignment, pledge, hypothecation or other disposition of any such Partnership Interest shall be subject to the provisions of the Partnership Agreement.

E. Partnership Interest Unregistered; Accredited Investor. Strategic has been advised that (x) the offer and issuance of the Partnership Interest has not been registered under the Securities Act, (y) the Partnership Interest being purchased by Strategic hereunder may need to be held indefinitely and (z) there is no established market for the Partnership Interest and it is not anticipated that there will be any such market for the Partnership Interest in the foreseeable future. Strategic as to itself, or as to a Strategic Affiliate represents and warrants that: (i) Strategic or Strategic Affiliate is an “Accredited Investor” under Rule 501(a) promulgated under the Securities Act; (ii) Strategic’s or Strategic Affiliate’s knowledge and experience in financial and business matters are such that Strategic is capable of evaluating the merits and risks of its investment in such Partnership Interest, or Strategic or Strategic Affiliate has been advised by a Representative possessing such knowledge and experience; (iii) Strategic, Strategic Affiliate and Strategic’s Representatives, including Strategic’s professional, financial, tax and other advisors, if any, have carefully considered the proposed investment by Strategic in the Partnership Interest, and Strategic or Strategic Affiliate understands and has taken cognizance of (or has been advised by its representatives as to) the risk factors related to the acquisition of such Partnership Interest, and no representations or warranties have been made to Strategic, Strategic Affiliate or their Representatives concerning the Partnership Interest, the Partnership or the Partnership’s business, operations, financial condition or prospects or other matters except as set forth herein; (iv) in making its decision to purchase the Partnership Interest being purchased by it hereunder, Strategic and Strategic Affiliate has relied upon independent investigations made by Strategic and Strategic Affiliate and, to the extent believed by Strategic and Strategic Affiliate to be appropriate, Strategic’s Representatives, including Strategic’s professional, financial, tax and other advisors, if any; (v) Strategic, Strategic Affiliate and their Representatives have been given the opportunity to request to examine all Documents of, and to ask questions of, and to receive answers from, Partnership and its Representatives concerning the terms and conditions of the acquisition of the Partnership Interest being purchased by Strategic hereunder and to obtain any additional information which Strategic or its Representatives deem necessary; and (vi) Strategic acknowledges that Partnership is entering into this Agreement in reliance upon Strategic’s representations and warranties set forth herein.

F. Covenant Regarding Financing Arrangements. Strategic covenants to Partnership that it will obtain Qualified Financing from an Institutional Investor prior to Closing; provided, however, in no event shall any such Institutional Investor obtain any Partnership Interest in the Partnership or the Post-Amendment Partnership or any controlling interest in Strategic (other than that which would arise in connection with a pledge of Strategic’s Partnership Interest or a pledge of interests in Strategic that is not prohibited by the Partnership Agreement) as a result of such financing; and provided, further, that in no event shall Strategic have the right to Terminate this Agreement or seek a return of the Deposit as a result of its inability to secure Qualified Financing. Strategic shall advise the Partnership as to all material aspects of the structuring of any such Qualified Financing and shall take into account the reasonable advice of the Partnership with respect to same. Strategic and Partnership acknowledge and agree that Strategic’s failure to comply with the provisions of this Section 7.5(F) shall be deemed to be a Partnership Material Adverse Effect. Notwithstanding the foregoing, in the event Strategic, using commercially reasonable efforts, is unable to obtain or close the funding of Qualified Financing by the Closing Deadline, Strategic shall have the right to extend the Closing Deadline for up to thirty (30) days as necessary to obtain and close the funding of such Qualified Financing.

8. Casualty and Condemnation. If after the Effective Date and prior to the Closing Date, any portion of the improvements is materially damaged or destroyed by fire or other casualty, or there shall be commenced or instituted against the Real Property any Condemnation Proceeding, Partnership shall promptly give written notice of such event to Strategic, and the following provisions shall apply notwithstanding the contrary terms of any applicable Laws with respect to the subject matter of Section 8:

8.1 Major Event. If (i) such damage or destruction results in a casualty loss in excess of Two Million and no/100 Dollars ($2,000,000.00) and such damage or destruction is not capable of being substantially cured within three (3) months, in each case as reasonably determined by Partnership, or Partnership elects not to so cure, or (ii) such Condemnation Proceeding would result in the taking of a portion of the Real Property worth in excess of Two Million and no/100 Dollars ($2,000,000.00) and such Condemnation Proceeding is not capable of being dismissed within three (3) months, in each case as reasonably determined by Partnership, or Partnership elects not to contest such Condemnation Proceeding, then Strategic and Partnership shall each have the right to Terminate this Agreement by written notice to the other party given no later than ten (10) Business Days after Partnership gives notice of such event, in which event the Deposit shall be returned to Strategic, provided that the Closing Date shall be extended, if necessary, to provide sufficient time for Strategic to make such election, and provided that in such event in lieu of termination by Strategic or Partnership, Strategic may elect to take subject to such casualty or condemnation and proceed to Closing with the Partnership receiving any insurance or condemnation proceeds, as applicable (“Event Waiver”). The failure by Strategic or Partnership to so elect in writing to Terminate this Agreement within such period shall be deemed an election not to Terminate this Agreement.

8.2 Closing Despite Casualty/Condemnation. If a casualty or Condemnation Proceeding occurs and neither Strategic nor Partnership Terminates this Agreement on account thereof in accordance with Section 8.1, then the Closing shall take place as contemplated in Section 6 of this Agreement. If the Closing occurs despite such casualty or Condemnation Proceeding, unless due to an Event Waiver, (i) the parties shall agree on reasonable measures to cure or dismiss such casualty or Condemnation Proceeding post-Closing in accordance with the provisions of the Management Agreement and the Partnership Agreement, (ii) the Existing Partners shall be responsible for the costs of any such agreed upon repair, restoration or dismissal action, and (iii) in addition, notwithstanding anything to the contrary set forth herein, the Existing Partners shall be responsible for maintaining its existing policy(ies) of business interruption insurance during the pendency of any such casualty restoration or condemnation proceeding such that the Partnership receives the proceeds thereof.

9. Other Conditions to Closing. The obligation of Strategic, Management LLC and Partnership to close the Transaction shall be further subject to the satisfaction at or prior to Closing of the conditions precedent set forth in Sections 9.1 and 9.2 below.

9.1 Conditions to Strategic’s Obligations. The conditions precedent to Strategic’s obligations at Closing referenced above are as follows, any or all of which may be expressly waived by Strategic in writing, at its sole option and if not waived, Strategic shall be entitled to a refund of the Deposit:

A. Representations. The Partnership’s Warranties set forth in Section 7.1, subject to Sections 7.2 and 7.3, shall be true and correct in all material respects on and as of the Closing Date, except as modified in a manner permitted by the Agreement, as if made on and as of such date, except to the extent that they expressly relate to an earlier date;

B. Partnership Compliance. Partnership, the Existing Partners and Management LLC shall have performed all of the covenants, undertakings and obligations to be performed or complied with by them at or prior to the Closing;

C. Closing of CIMS Limited Partnership. The closing pursuant to the Chicago Contribution Agreement shall occur simultaneously with the Closing of the Transaction; provided, however, if such closing does not occur as a result of a default of a Strategic Affiliate under such Contribution Agreement, then this condition shall be deemed satisfied for purposes of this Section 9.1; and

D. Other Matters. The Partnership shall have (i) Removed all Required Removal Items and other title matters not reflected on the Pro Forma Title Policy (and there shall be delivered a Title Policy to the extent required by such Pro Forma Title Policy, with Existing Partners causing to be provided to the Title Company customary title affidavits and similar forms required by the Title Company for the issuance of such Title Policy); (ii) obtained Required Estoppel Certificates or Existing Partners shall have provided substitute estoppels in accordance with Section 4.4; (iii) obtained Required Permits in accordance with Section 4.5(A); (iv) obtained Required Software Licenses in accordance with Section 4.5(B), and (v) obtained the Parking Garage Lease Amendment and the Affiliate Lease Amendment.

9.2 Conditions to Partnership’s Obligations. The conditions precedent to Partnership’s, Existing Partners’ and Management LLC’s obligations at Closing referenced above are as follows, any or all of which may be expressly waived by the Existing Partners in writing, at its sole option:

A. Representations. Strategic’s representations and warranties set forth in Section 7.5 shall be true and correct in all material respects on and as of the Closing Date, except as modified in a manner permitted by the Agreement, as if made on and as of such date, except to the extent that they expressly relate to an earlier date;

B. Strategic Compliance. Strategic shall have performed all of the covenants, undertakings and obligations to be performed or complied with by Strategic at or prior to the Closing; and

C. Closing of CIMS Limited Partnership. The closing pursuant to the Chicago Contribution Agreement shall occur simultaneously with the Closing of the Transaction; provided, however, if such closing does not occur as a result of a default of an IHG Affiliate under such Contribution Agreement, then this condition shall be deemed satisfied for purposes of this Section 9.2.

D. Qualified Financing. Strategic shall have obtained Qualified Financing pursuant to Section 7.5(F), and the Net Financing Proceeds shall be available to be distributed in accordance with (and as defined in) the Partnership Agreement immediately after Closing.

9.3 Waiver of Conditions. By Closing the Transaction, Partnership, Strategic, Existing Partners, and Management LLC shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Sections 9.1 and 9.2, respectively.

9.4 Chicago Contribution Agreement. Notwithstanding anything to the contrary set forth herein, Partnership and Strategic acknowledge and agree that the Transaction described herein and the transaction described in the Chicago Contribution Agreement must Close simultaneously and that any extension of the Closing pursuant to the Chicago Contribution Agreement shall automatically extend the Closing hereunder.

10. Transaction Issues: Brokers, Confidentiality and Indemnity.

10.1 Brokers. Each party represents to the other that such party has not incurred any obligation to any broker with respect to the Transaction except for the Broker, which obligations have been incurred pursuant to a separate agreement with such Broker executed in connection with the Transaction. The Existing Partners shall, upon the Closing of this Transaction pay to the Broker the appropriate commission pursuant to the terms of the brokerage agreement with Broker. Except for Broker and such commission payable as set forth above, the Existing Partners, Strategic and Management LLC each hereby (a) represent and warrant to the other that it has not employed, retained or consulted any broker, agent, or finder in carrying on a negotiation in connection with this Agreement or the Transaction, and (b) indemnify and agree to hold the other harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys’ fees actually incurred in connection with the enforcement of this indemnity) which may be asserted or recovered against the indemnified party on account of any brokerage fee, commission or other compensation arising by reason of the Indemnitor’s breach of this representation and warranty. This paragraph shall survive the Closing or any termination of this Agreement.

10.2 Confidentiality. Except to the extent otherwise required by applicable Law, Strategic and the Partnership shall each use the other’s Confidential Materials only in connection with the purposes of this Agreement and shall make such Confidential Materials available only to its Representatives having a “need to know” with respect to such purpose. Each of Strategic and the Partnership shall advise each such Representative of such party’s obligations under this Agreement. Except to the extent contemplated by this Agreement, the Confidential Materials and all rights to the Confidential Materials which have been or will be provided by Partnership to Strategic shall remain the exclusive world-wide property of Partnership prior to the Closing Date and shall be held in trust by Strategic for the benefit of Partnership. None of the parties will, directly or indirectly, deal with, use, exploit, or disclose such Confidential Materials to any Person or entity for any purpose prior to the Closing Date, except as described herein or unless and until expressly authorized in writing to do so by the other. If the transactions contemplated hereby are not consummated, each party will return or destroy as much of such written Confidential Materials as the party furnishing such Confidential Materials shall reasonably request. The restrictions of this Section 10.2 shall terminate on the Closing Date, and thereafter, the Confidential Materials (other than Employee Information and information regarding Pre-Amendment Partnership’s operating costs or similar financial information pertaining to Partnership’s pre-Closing management of the Hotel and Property that are not reasonably needed by the Partnership in connection with the ongoing ownership and operation of the Hotel) may be used by the Post-Amendment Partnership free of any restriction imposed by this Agreement. Partnership and Strategic will consult with each other before issuing any press releases or otherwise making any public statements or filings with governmental entities with respect to this Agreement or the transactions contemplated hereby and shall not issue any press releases or make any public statements or filings with governmental entities prior to such consultation and shall modify any portion thereof if the other party reasonably objects thereto, unless the same may be required by applicable Law.

10.3 Indemnity. Strategic hereby agrees to indemnify, defend, and hold Partnership and each of the other Partnership Parties free and harmless from and against any and all Losses (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from (a) the breach of the terms of Section 10.2 or (b) the entry on the Real Property and/or the conduct of any Due Diligence by it or any of its Representatives at any time prior to the Closing; provided, however, that Strategic’s obligations under this clause (b) shall not apply to the mere discovery of an pre-existing environmental or physical condition at the Real Property. The foregoing indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

11. Default At or Prior to Closing.

11.1 Strategic Default. If Partnership, the Existing Partners or Management LLC terminates this Agreement pursuant to Section 4.7(b)(iii) by written notice to Strategic of such termination, Partnership shall receive payment of the Deposit as full liquidated damages for such default of Strategic and Escrow Agent shall deliver such payment within five (5) Business Days after such demand of Partnership, the parties hereto acknowledging the difficulty of ascertaining the actual damages in the event of such a default, that it is impossible more precisely to estimate the damages to be suffered by Partnership, Existing Partners, or Management LLC upon Strategic’s default, that such forfeiture of the Deposit is intended not as a penalty, but as full liquidated damages and that such amount constitutes a reasonable good faith estimate of the potential damages arising therefrom. Except with respect to the indemnification provisions set forth in Section 10.3 of this Agreement, the right to Terminate this Agreement and receive payment of the Deposit as full liquidated damages, are Partnership’s, Existing Partners’, and Management LLC’s sole and exclusive remedies in the event of default hereunder by Strategic, and Partnership, Existing Partners, or Management LLC hereby waives, relinquishes and releases any and all other rights and remedies (except, if Closing occurs, any that survive Closing or termination pursuant to the express provisions of this Agreement), including, but not limited to: (1) any right to sue Strategic for damages or to prove that Partnership’s, Existing Partners’, or Management LLC’s actual damages exceed the Deposit which is hereby provided as full liquidated damages, (2) any right to sue Strategic for specific performance, or (3) any other right or remedy which Partnership, Existing Partners, or Management LLC may otherwise have against Strategic, either at law, or equity or otherwise.

11.2 Partnership Default. If Partnership, Management LLC or either of the Existing Partners defaults in the observance or performance of its covenants and obligations hereunder at or prior to Closing of the Transaction, and such default continues for the greater of ten (10) Business Days after the date of receipt of written notice from Strategic demanding cure of such default, or the expiration of other applicable cure periods set forth in this Agreement, if Strategic does not exercise its right to Terminate pursuant to Section 4.7(a)(iii), then provided such suit is filed within thirty (30) days of the Closing Deadline, Strategic shall be entitled to sue Partnership, the Existing Partners and/or Management LLC for specific performance of this Agreement and immediately receive a return of the Deposit. Strategic shall have no right of specific performance after Closing. Except with respect to any right, obligation or liability which survives the Closing, including any indemnification provisions set forth in this Agreement, and except with respect to those remedies granted to Strategic pursuant to Section 4.7(a)(iii) and Section 7.3, Strategic’s right to sue for specific performance is Strategic’s sole and exclusive remedy in the event of default hereunder by Partnership, the Existing Partners or Management LLC, and Strategic hereby waives, relinquishes and releases any and all other rights and remedies (except any that survive Closing or termination pursuant to the express provisions of this Agreement), including, but not limited to: (1) any right to sue for damages, or (2) any other right or remedy which Strategic may otherwise have against Partnership, Management LLC or either of the Existing Partners at law, in equity or otherwise. Strategic agrees that its failure to timely commence an action for specific performance within such the period noted above shall be deemed a waiver by it of its right to commence such an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property. Notwithstanding the foregoing, in the event Strategic exercises its right to Terminate pursuant to Section 4.7(a)(iii), nothing contained herein shall prevent Strategic from seeking to recover its actual, documented out-of-pocket costs reasonably incurred by Strategic in connection the performance of its Due Diligence, its efforts to obtain Qualified Financing, including loan commitment fees, its efforts in entering into this Agreement, and other similar costs or expenses incurred by Strategic in connection with its good faith efforts to close the Transaction in accordance with the terms of this Agreement; provided, however, in no event shall such costs exceed, in the aggregate (for Strategic and any applicable Strategic Affiliate) under this Agreement and the Chicago Contribution Agreement, One Million and No/100 Dollars ($1,000,000.00) (the “Strategic Costs Cap”).

11.3 Agreement of Existing Partners to Indemnify. Subject to the terms and conditions of this Agreement, the Existing Partners agree to indemnify, defend, and hold harmless the Strategic Indemnitees from and against any and all Losses asserted against, imposed upon or incurred by the Strategic Indemnitees that arise out of (i) a breach of any Partnership’s Warranties (subject to Sections 7.2, 7.3 and 7.4); and (ii) Liabilities of the Partnership, i.e., both the Pre-Amendment Partnership and Post-Amendment Partnership, (including without limitation those that arise out of the operation of the Business by the Partnership), accrued or accruing prior to the Closing Date, regardless of when the claim for such liability actually arises (but not including any amounts for which the Post-Amendment Partnership received a credit pursuant to the prorations set forth in Section 6.8 (to the extent of such credit)); provided, however, that the Existing Partners shall have no liability under (a) Section 11.3(i) for Losses arising in connection with breaches of Partnership’s Warranties that are expressly waived by Strategic or deemed waived pursuant to the provisions of this Agreement or (b) Section 11.3(ii) for Losses arising out of matters (other than in connection with Liabilities to third parties in connection therewith, e.g., slip and fall cases, amounts owed to contractors for work done prior to Closing) pertaining to the following: the physical condition of the Property, title to or the boundaries of the Real Property, defects in title or survey relating to the physical condition of the Property, matters pertaining to the physical condition of the Property that could have reasonably been discovered during Due Diligence, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders (subject to Section 7.1(M)), structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, the fitness of the Property for use as a hotel, the financial performance or potential of the Property and any other information pertaining to the market and physical environments in which they are located. Notwithstanding anything to the contrary set forth herein, this provision shall survive the Closing as set forth in Section 11.7, but shall not survive any termination of this Agreement if the Closing does not occur (except with respect to any indemnification under subsection (i) above for any willful or intentional breach of Partnership’s Warranties by the Existing Partners in accordance with Section 7.3).

11.4 Agreement of Strategic to Indemnify. Subject to the terms and conditions of this Section 11, if Closing occurs Strategic agrees to indemnify, defend, and hold harmless the Partnership Indemnitees from and against any and all Losses asserted against, imposed upon, or incurred by the Partnership Indemnitees by reason of, resulting from, based upon, or arising out of the breach of any representation or warranty of Strategic contained in or this Agreement.

11.5 Procedures for Indemnification. To the extent that the Existing Partners are the Indemnitor under an Indemnification Claim arising pursuant to Section 11.3 above, amounts required to be paid in respect of such Indemnification Claim will be paid to the Post-Amendment Partnership. If within thirty (30) days after the date on which written notice of an Indemnification Claim arising pursuant to Section 11.3(ii) above has been given, the Indemnitor shall acknowledge in writing to the Indemnitee and without qualification its indemnification obligations as provided in Section 11.3(ii); then, except as hereinafter provided, the Indemnitee shall not, and the Indemnitor shall, have the right to (a) contest, defend, litigate or settle such Indemnification Claim, and (b) assert any counter-claim or cross-claim or otherwise exercise any rights the Existing Partners or Partnership may have directly related to such Indemnification Claim and, to the extent it has made a payment to Indemnitee pursuant to its indemnification obligations in respect of such Indemnification Claim, to retain any judgments, awards, settlements or other benefits procured in connection with any such action ((a) and (b) collectively, “Defend the Claim”) and the Indemnitee shall cooperate with the Indemnitor in connection therewith, at Indemnitor’s expense. The Indemnitee shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnitor provided that the Indemnitee shall be entitled to reimbursement therefor if the Indemnitor shall lose its right to contest, defend, litigate and settle such Indemnification Claim as herein provided. The Indemnitor shall lose its right to Defend the Claim if it shall fail to diligently contest, defend, litigate or settle, in its sole and reasonable discretion, the Indemnification Claim. So long as the Indemnitor has not lost its right and/or obligation to Defend the Claim as herein provided, the Indemnitor shall have the exclusive right to Defend the Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnitee, and provided that as to any such Indemnification Claim that is material, the Indemnitor will provide such information as Indemnitee may from time to time reasonably request in connection therewith, consult with Indemnitee as to the contest, litigation and settlement relating to such Indemnification Claim, and in good faith take into account Indemnitee’s advice and input in connection therewith. All expenses (including without limitation attorneys’ fees) incurred by the Indemnitor in connection with the foregoing shall be paid by the Indemnitor. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnitor, no Indemnitee shall be required by an Indemnitor to (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Indemnitee or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. No failure by an Indemnitor to acknowledge in writing its indemnification obligations Section 11.3(ii) shall relieve it of such obligations to the extent they exist. If an Indemnitee is entitled to indemnification against such an Indemnification Claim, and the Indemnitor fails to accept a tender of, or assume, the defense of a Indemnification Claim pursuant to its obligation under Section 11.3(ii), or if, in accordance with the foregoing, the Indemnitor shall lose its right to Defend the Claim, the Indemnitee shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to Defend the Claim, and may settle such Indemnification Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnitee, in good faith, deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnitor. If, pursuant hereto, the Indemnitee so contests, defends, litigates or settles such an Indemnification Claim, for which it is entitled to indemnification hereunder as hereinabove provided, the Indemnitee shall be reimbursed by the Indemnitor for the Indemnification Claim, including reasonable attorneys’ fees and other expenses of defending, contesting, litigating and/or settling such Indemnification Claim which are incurred from time to time, forthwith following the presentation to the Indemnitor of itemized bills for said attorneys’ fees and other expenses.

11.6 Duration. The (i) indemnification rights of the parties hereto for Losses resulting from a breach of representations and warranties contained herein are subject to the condition that the Indemnitor shall have received written notice of the Losses for which indemnity is sought within one (1) year after the Closing Date; and (ii) the indemnification rights of Strategic Indemnitees under Section 11.3(ii) are subject to the condition that the Existing Partners shall have received written notice of the Losses for which indemnity is sought within twenty (20) years after the Closing Date.

11.7 Limitations.

(a) If the Closing occurs, the Indemnitor shall be obligated to indemnify the Indemnitee only when the aggregate of all Losses suffered or incurred by the Indemnitee as to which a right of indemnification is provided under Section 11.3 or Section 11.4 exceeds the Threshold Amount. After the aggregate of all Losses suffered or incurred by the Indemnitee exceeds the Threshold Amount, the Indemnitor shall be obligated to indemnify the Indemnitee for all such Losses without reduction by the Threshold Amount. In no event shall the aggregate Liability of the Existing Partners under Section 11.3, or the Liability of Strategic under Section 11.4, exceed the Partnership Maximum Amount. Notwithstanding the above, neither the Threshold Amount nor the Partnership Maximum Amount shall apply to the indemnification rights of Strategic Indemnitees pursuant to Section 11.3(ii) or to any amounts due as a result of a reproration in accordance with Section 6.10. If the Closing does not occur, the aggregate Liability of the Existing Partners under Section 11.3(i) for willful or intentional breaches of Partnership’s Warranties shall not exceed the Strategic Costs Cap. The limitations set forth in this Section 11.7(a) shall not apply to any indemnity provided pursuant to Sections 10.1 or 10.3.

(b) The Indemnitor shall not be liable for Losses in excess of the actual Losses suffered by the Indemnitee as a result of the act, circumstance, or condition for which indemnification is sought.

12. Notices. All notices, consents, approvals and other communications which may be or are required to be given by any of Partnership, Existing Partners, Strategic or Management LLC under this Agreement shall be properly given only if made in writing and sent by (a) hand delivery, or (b) certified mail, return receipt requested, or (c) a nationally recognized overnight delivery service (such as Federal Express, UPS Next Day Air or Airborne Express), or (d) by telecopying to the telecopy number listed below (provided that a copy of such notice is also delivered within 24 hours to the party by one of the other methods listed herein), with all postage and delivery charges paid by the sender and addressed to Strategic, Existing Partners,

Management LLC or Partnership, as applicable as set forth below, or at such other address (or telecopy number) as each may request in writing. Such notices delivered by hand, by telecopy, or overnight delivery service shall be deemed received on the date of delivery and, if mailed, shall be deemed received upon the earlier of actual receipt or two days after mailing. Said notice addresses are as follows (and Partnership, Existing Partners, Strategic and Management LLC shall have the right to designate changes to their respective notice addresses, effective five (5) days after the delivery of written notice thereof):

If to Partnership, Partner Corp., General Partner or Management LLC:	InterContinental Hotels Group Three Ravinia Drive Suite 100 Atlanta, Georgia 30346-2149 Attention: Robert Chitty Telephone No.: (770) 604-5321 Telecopy No.: (770) 604-5075

With a copy to:	InterContinental Hotels Group Three Ravinia Drive Suite 100 Atlanta, Georgia 30346-2149 Attention: Legal Dept. - Paul Huang Telephone No.: (770) 604-2644 Telecopy No.: (770) 604-5075

With a copy to:	Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309 Attention: Timothy Pakenham, Esq. Telephone No.: (404) 881-7755 Telecopy No.: (404) 253-8768

If to Strategic:	Strategic Hotel Capital, L.L.C. 77 West Wacker Drive Suite 4600 Chicago, IL 60601 Attention: Steve Kisielica Fax: (312) 658-5797

With copies to:

Strategic Hotel Capital, L.L.C.

77 West Wacker Drive

Suite 4600

Chicago, IL 60601

Attention: Paula Maggio

Fax: (312) 658-5799

And

Perkins Coie LLP

131 S. Dearborn Street

Suite 1700

Chicago, IL 60603-5559

Attention: Phillip Gordon

Fax: (312) 324-9600

13. General Provisions.

13.1 Execution Necessary. This Agreement shall not be binding upon Partnership until fully executed and delivered by Partnership, and no action taken by Partnership’s Representatives shall be deemed an acceptance of this Agreement until this Agreement has been so executed by Partnership and delivered to Strategic.

13.2 Counterparts. This Agreement may be executed in separate counterparts. It shall be fully executed when each party whose signature is required has signed at least one counterpart even though no one counterpart contains the signatures of all of the parties to this Agreement.

13.3 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Strategic shall not have the right to assign or delegate any right, duty or obligation of it under this Agreement to any other party (other than a wholly owned Strategic Affiliate) without the prior written consent of Partnership, which consent Partnership may grant or withhold in its sole and absolute discretion, and any such assignment shall be null and void ab initio.

13.4 Governing Law. This Agreement shall be governed by the Laws of the State of Delaware.

13.5 Entire Agreement. This Agreement and all the exhibits referenced herein and annexed hereto contain the entire agreement of the parties hereto with respect to the matters contained herein, and no prior agreement or understanding pertaining to any of the matters connected with this Transaction shall be effective for any purpose. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

13.6 Time is of the Essence. TIME IS OF THE ESSENCE of the Transaction and this Agreement. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

13.7 Interpretation. The titles, captions and paragraph headings are inserted for convenience only and are in no way intended to interpret, define, limit or expand the scope or content of this Agreement or any provision hereof. If any time period under this Agreement ends on a day other than a Business Day, then the time period shall be extended until the next Business Day. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.

13.8 Survival. Except as set forth below, the covenants, agreements, indemnities, representations and warranties contained herein shall not survive the Closing or any termination of this Agreement. The following provisions shall survive the Closing, expiration or termination of this Agreement (limited, as applicable, as the term of survival may be otherwise specifically provided therein): Section 1.2 (“Definitions”); Sections 3.3 and 3.4 (“Allocations and Treatment of Transactions”); Sections 4.5 and 4.6 (“Required Permits; Software Licenses and As-Is, Where-Is, With All Faults”); Section 5 (“Partnership’s Covenants”) (but not including Sections 5.1 or 5.8); Sections 6.2, 6.3, and 6.4—last subsection (“Other Instruments”); Sections 6.5 through 6.11 (“Closing”); Section 7.1 (which representations and warranties shall survive the Closing for a period of one (1) year), 7.2, 7.3, 7.4, 7.5 (which representations and warranties shall survive the Closing for a period of one (1) year but not any termination of this Agreement) (“Representations and Warranties”); Section 8 (Casualty and Condemnation); Section 10 (“Transaction Issues: Brokers, Confidentiality and Indemnity”); Sections 11.1 through 11.7 (Default and Indemnities); Section 12 (“Notices”); Section 13 (“General Provisions”); Section 14 (“Earnest Money and Escrow Agent”); and Section 15 (“Retention of Hotel Employees”), provided the parenthetical descriptions of such sections are not meant to limit the portions of such sections that survive, it being understood that all such numbered sections shall survive.

13.9 Further Assurances. Each party agrees to execute and deliver to the other such further documents or instruments as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of this Agreement; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party. Existing Partners shall make available to Strategic the Partnership’s accounting books, records, financial statements, legal and other similar memoranda and letters of advice issued to the Partnership and similar documents promptly after Closing, and in no event later than December 31, 2005.

13.10 Exclusive Application. Nothing in this Agreement is intended or shall be construed to confer upon or to give to any person, firm or corporation other than Strategic, Management LLC, the Existing Partners and Partnership any right, remedy or claim under or by reason of this Agreement. All terms and conditions of this Agreement shall be for the sole and exclusive benefit of the parties hereto and may not be assigned (other than as expressly permitted pursuant to Section 13.3).

13.11 Partial Invalidity. If all or any portion of any of the provisions of this Agreement shall be declared invalid by Laws applicable thereto, then the performance of said offending provision shall be excused by the parties hereto and each party agrees to use good faith efforts to enter into a modification or separate agreement which sets forth in valid fashion the covenants of such offending provision in a manner which counsel to both parties determine is valid; provided, however, that, if the performance of such excused provision materially affects any material aspect of this Transaction and the parties are unable to reach agreement as to such a modification or separate agreement, despite good faith efforts,, then the party hereto for whose benefit such excused provision was inserted in this Agreement shall have the right, exercisable by written notice given to the other party within ten (10) days after such provision is so declared invalid, to Terminate this Agreement. Strategic shall be entitled to a refund of the Deposit upon any Termination of this Agreement pursuant to this Section 13.11.

13.12 Waiver Rights. Strategic reserves the right to waive, in whole or in part, any provision hereof which is for the benefit of Strategic. Management LLC reserves the right to waive, in whole or in part, any provision hereof which is for the benefit of Management LLC. Partnership reserves the right to waive, in whole or in part, any provision hereof that is for the benefit of Partnership. The Existing Partners reserve the right to waive, in whole or in part, any provision hereof that is for the benefit of the Existing Partners.

13.13 No Implied Waiver. Unless otherwise expressly provided herein, no waiver by Partnership, the Existing Partners, Strategic or Management LLC of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to Partnership, the Existing Partners, Strategic or Management LLC upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Partnership, the Existing Partners, Strategic or Management LLC of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained.

13.14 Rights Cumulative. All rights, powers, options or remedies afforded to Partnership, the Existing Partners, Strategic or Management LLC either hereunder or by Law shall be cumulative and not alternative, and the exercise of one right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by Law, unless expressly provided to the contrary herein.

13.15 Attorneys’ Fees. Should any party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for breach of this Agreement, the non-prevailing party in any action pursued in a court of competent jurisdiction (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages and expenses, including attorney’s fees, expended or incurred in connection therewith.

13.16 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR THE RELATIONSHIP OF STRATEGIC, THE EXISTING PARTNERS, MANAGEMENT LLC AND PARTNERSHIP HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

13.17 Facsimile Signatures. Signatures to this Agreement transmitted by telecopy shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this Agreement.

13.18 Maximum Aggregate Liability. IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL STRATEGIC, THE PARTNERSHIP, THE EXISTING PARTNERS OR MANAGEMENT LLC BE LIABLE PURSUANT TO THIS AGREEMENT FOR ANY LOSS OF PROFITS (NOT INCLUDING PAYMENT OF FEES PAYABLE UNDER THIS AGREEMENT), OR INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Partnership pursuant hereto or in connection herewith, the maximum aggregate liability of Partnership and the Partnership Parties pursuant to this Agreement, and the maximum aggregate amount which may be awarded to and collected by Strategic pursuant to this Agreement (not including the indemnification obligations of the Existing Partners pursuant to Section 11.3(ii) which shall not be subject to this limitation) shall not exceed Partnership’s Liability Limit. The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

13.19 Exhibits and Schedules. All exhibits and schedules referred to in, and attached to, this Agreement are hereby incorporated herein in full by this reference.

14. Earnest Money and Escrow Agent. The Escrow Deposits shall be held by Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

14.1 Deposit. Escrow Agent shall invest the Escrow Deposits in government insured interest-bearing instruments reasonably satisfactory to Strategic and Partnership, shall not commingle the Escrow Deposits with any funds of Escrow Agent or others, and shall promptly provide Strategic, Management LLC and Partnership with confirmation of the investments made.

14.2 Delivery at Closing. If the Closing occurs, Escrow Agent shall deliver the Escrow Deposits to, or upon the instructions of, Strategic, Management LLC and Partnership on the Closing Date.

14.3 Return or Delivery of Deposit Outside Closing. Escrow Agent shall deliver the Deposit to Partnership, Strategic or Management LLC only upon receipt of a written demand therefor from such party in accordance with the terms of this Agreement, after which Escrow Agent shall give written notice to the other party of such demand. Thereafter, (a) if Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, then Escrow Agent is hereby authorized to make such payment, but (b) if Escrow Agent does receive such written objection within such period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Partnership, Strategic and Management LLC or a final judgment of a court. In the event of any return of the Deposit to Strategic as provided for hereunder, One Hundred and No/100 Dollars ($100.00) thereof shall be payable to Partnership, and such amount shall in effect constitute option money, making this Agreement binding even if any conditions or provisions herein are entirely with the discretion or control of Strategic.

14.4 Stakeholder. The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Partnership, the Existing Partners, Strategic or Management LLC resulting from Escrow Agent’s mistake of Law respecting Escrow Agent’s scope or nature of its duties. Existing Partners and Strategic shall jointly and severally indemnify and hold Escrow Agent harmless from and against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of Escrow Agent.

14.5 Taxes. The party receiving any portion of the Escrow Deposits (or the benefit thereof) shall pay any income taxes on any interest earned on the portion of the Escrow Deposits it receives. Strategic will provide to Escrow Agent its taxpayer identification. Management LLC will provide to Escrow Agent its taxpayer identification number. Partnership represents and warrants to Escrow Agent that its taxpayer identification number is 22-2987367.

14.6 Execution by Escrow Agent. Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Escrow Deposits, in escrow, and shall disburse the Escrow Deposits pursuant to the provisions of this Article 14. Strategic, the Existing Partners, Management LLC and Partnership are free to amend or modify this Agreement without Escrow Agent’s signature as long as such amendment does not affect Escrow Agent’s liability hereunder.

15. Retention of Hotel Employees. Strategic acknowledges that Management LLC will manage the Hotel in accordance with the Management Agreement described in Section 6.1(b)(iii) and that Management LLC or an IHG Affiliate (other than the Partnership, Property LLC, Michigan Avenue, LLC, or Strategic TRS Lessee) will employ all Hotel Employees at the Hotel.

16. Miscellaneous. Strategic acknowledges that the server identified on Exhibit A-1 and currently located at the Hotel is Excluded Property and agrees that Management LLC and/or the Existing Partners may continue to house such server at the Hotel for up to twelve (12) months from the Closing Date for use solely by Management LLC, Existing Partners or their designee. Strategic shall have no right, title or interest in or to such server or any data contained thereon. Management LLC shall be responsible for the risk of loss of, and damage to, and Strategic shall have no responsibility for, such server while same is in Management LLC’s possession or under Management LLC’s control, except with respect to damage or loss to such server caused by theft or any force majeure event insured against by the Partnership in excess of any applicable deductible.

(Signatures on the Following Page)

IN WITNESS WHEREOF, Strategic, Management LLC, Partnership, General Partner and Partner Corp. have executed this Agreement under seal as of the day and year first above written.

PARTNERSHIP:

INTER-CONTINENTAL FLORIDA LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Inter-Continental Florida Investment Corp.,
a Delaware corporation, its general partner

	By:	/S/ ROBERT CHITTY
	Name:	Robert Chitty
	Title:	Vice President

GENERAL PARTNER:

INTER-CONTINENTAL FLORIDA INVESTMENT CORP., a Delaware corporation

By:	/S/ ROBERT CHITTY
Name:	Robert Chitty
Title:	Vice President

PARTNER CORP.:

INTER-CONTINENTAL FLORIDA PARTNER CORP., a Delaware corporation

By:	/S/ ROBERT CHITTY
Name:	Robert Chitty
Title:	Vice President

Signature Page to Contribution Agreement – Inter-Continental Florida Limited Partnership

STRATEGIC:

SHC CHOPIN PLAZA HOLDINGS, LLC, a Delaware limited liability company

By:	/S/ STEVEN KISIELICA
Name:	Steven Kisielica
Title:	Senior Vice President
MANAGEMENT LLC:

IHG MANAGEMENT (MARYLAND) LLC,
a Maryland limited liability company

By:	/S/ ROBERT CHITTY
Name:	Robert Chitty
Title:	Vice President

Signature Page to Contribution Agreement – Inter-Continental Florida Limited Partnership

The undersigned has executed this Agreement solely to confirm its agreement to (i) hold the Escrow Deposits in escrow in accordance with the provisions hereof and (ii) comply with the provisions of Section 14.

ESCROW AGENT:

LAWYERS TITLE INSURANCE CORPORATION

By:	/S/ TERRY WILSON
Name:	Terry Wilson
Title:	Assistant Vice President
Date: , 20

Signature Page to Contribution Agreement – Inter-Continental Florida Limited Partnership

SCHEDULE A

(attached to and made a part of that certain Contribution Agreement by and between INTER-CONTINENTAL FLORIDA LIMITED PARTNERSHIP, as Partnership, INTER-CONTINENTAL FLORIDA PARTNER CORP., a Delaware corporation, as Partner Corp., INTER-CONTINENTAL FLORIDA INVESTMENT CORP., a Delaware corporation, as General Partner, IHG MANAGEMENT (MARYLAND) LLC, a Maryland limited liability company, as Management LLC and SHC CHOPIN PLAZA HOLDINGS, LLC, as Strategic, dated as of February 28, 2005

“Accounts Receivable” shall mean any and all rents, deposits and other sums and charges (including Guest Ledger Receivables) owing to Partnership that are in any way attributable to the operation of the business at the Hotel, including, without limitation: (a) amounts receivable in connection with the letting of rooms, use of banquet services and facilities, use of conference facilities or meeting rooms or the provision of any other service by or on behalf of Partnership on the Real Property; (b) credit card charges, whether or not they have been submitted to the applicable credit card company; and (c) rents and/or license fees due from tenants under any Leases.

“Affiliate(s)” shall mean an IHG Affiliate or a Strategic Affiliate, or a Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person(s) in question. The term “control”, as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.

“Affiliate Lease Amendment” shall have the meaning set forth in Section 5.2.

“Agreement” shall mean this Contribution Agreement among Partnership, Partner Corp., General Partner, Management LLC and Strategic including all schedules, exhibits and other attachments hereto, and documents incorporated herein by reference.

“Bookings” shall mean all contracts or reservations for the use of guest rooms, banquet facilities, meeting rooms, and/or conference or convention facilities at the Hotel as well as all contracts for room rate or other room sale agreements.

“Broker” shall mean The Plascencia Group, Inc.

“Business” shall mean the ownership and operation of the Hotel located at 100 Chopin Plaza, Miami, Florida and legally described on Exhibit A.

Schedule A – 1

“Business Day” shall mean Monday through Friday excluding holidays recognized by the state government of the State in which the Property is located.

“Chicago Contribution Agreement” shall mean that certain Contribution Agreement by and among Strategic Affiliates and IHG Affiliates relating to CIMS Limited Partnership.

“Closing” shall mean the consummation and closing of the Transaction.

“Closing Agent” shall mean such party as is selected by Strategic and Partnership to fund the Closing in escrow.

“Closing Date” shall mean the date on which the Closing occurs, which shall be on or before the Closing Deadline.

“Closing Deadline” shall mean April 1, 2005, as extended pursuant to the terms of this Agreement or the Chicago Contribution Agreement.

“Closing Documents” shall mean the documents and instruments delivered by Strategic, the Existing Partners, Management LLC and Partnership, in order to consummate the Transaction.

“Closing Proration Time” shall mean (a) if Strategic’s Contribution Amount is received by Partnership prior to 3:00 P.M. local Atlanta, Georgia time on the Closing Date, as of 11:59 P.M. local Atlanta, Georgia time on the day prior to the Closing Date, in which event the day of Closing shall belong to the Post-Amendment Partnership, and (b) if Strategic’s Contribution Amount is received by Partnership at or after 3:00 P.M. local Atlanta, Georgia time on the Closing Date, 11:59 P.M. local Atlanta, Georgia time on the Closing Date, in which event the day of Closing shall belong to the Pre-Amendment Partnership, and, either at Closing or upon reproration after Closing, Strategic and Partnership shall reprorate as of such new Closing Proration Time.

“Closing Tax Year” shall mean the Tax Year in which the Closing Date occurs.

“Condemnation Proceeding” shall mean any proceeding in condemnation, eminent domain or any written request for a conveyance in lieu thereof, or any notice that such proceedings have been or will be commenced against any portion of the Property.

“Confidential Materials” shall mean any books, computer software, databases, records or files (whether in a electronic or printed format) that consist of or contain any of the following: appraisals; budgets applicable to periods of time prior to the Closing; strategic plans for the Property; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the issuance of the Partnership Interest by the Partnership or the sale of the Property by Partnership or any direct or indirect owner of any beneficial interest in Partnership; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Partnership, any direct or indirect owner of any beneficial interest in Partnership, or any of their respective Affiliates and correspondence between or among such parties.

Schedule A – 2

“Constituent Documents” shall mean the Pre-Amendment Partnership Agreement.

“Consumables” shall mean all of the food and beverages (including alcoholic and non-alcoholic to the extent permitted by Law), engineering, maintenance, and housekeeping supplies (including soap and matches), stationery, printing and other supplies of all kinds (but specifically excluding any stationery, printing and other supplies with proprietary insignia or logos of the Partnership or Partnership’s affiliated entities) owned by Partnership, located on the Property and used in connection with the ownership, use, operation and maintenance of the Hotel.

“Consumables Value” shall have the meaning set forth in Section 6.11(C).

“Contracts” shall mean all existing contracts respecting leasing, management, maintenance or operation of the Real Property or binding on the Partnership, including, but not limited to, equipment leases, agreements with respect to building systems, service, construction, and maintenance contracts, but specifically excluding the Leases, Hotel Lease Agreement, Bookings and Excluded Software. A summary list of the Contracts (including identity of contract parties and type of service) is shown on Schedule 7.1(F)and made a part hereof.

“Contribution Amount” shall mean One Hundred Six Million Two Hundred Fifty Thousand and No/100 Dollars (US$106,250,000) as to Strategic and One Million Two Hundred Fifty Thousand and No/Dollars (US$1,250,000) as to Management LLC.

“Deposit” shall mean the Initial Deposit and the Subsequent Deposit, to the extent such sums are deposited by Strategic in accordance with the terms of Section 3.1 hereof, together with any interest earned thereon, but in the event of any return of such sums to Strategic in accordance with the provisions of this Agreement, less the sum of $100.00.

“Diligence Reports” shall mean the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by Strategic or Strategic’s Representatives in connection with Strategic’s Due Diligence.

“Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that Partnership or any of the other Partnership Parties deliver or make available to Strategic or Strategic’ Representatives prior to Closing or which are otherwise obtained by Strategic or Strategic’s Representatives prior to Closing, including, but not limited to, the Title Commitment, the Survey, the Title Documents, and the Property Documents.

“DTRS General Partner” shall mean DTRS Michigan Avenue/Chopin Plaza General Partner, LLC.

“Due Diligence” shall mean the investigation by Strategic and Strategic’s Representatives of the feasibility and desirability of entering into this Agreement, including all audits, surveys, examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations, investigations and verifications with respect to the Property, the Documents, title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, the economic status of the Property, and other information and

Schedule A – 3

documents regarding the Property, including, but not limited to, investigations of the legal and physical status of the Property by such consultants, engineers, architects and/or entomologists as Strategic requires, tests and assessments with respect to environmental matters, soil tests, asbestos analysis, mold analysis, structural review, examination of title to the Property, preparation of a Survey of the Land, and verification of all information made or to be made available to Strategic with respect to Property.

“Due Diligence Deadline” shall have the meaning set forth in Section 1.1.

“Due Diligence Period” shall mean the time from and after the Effective Date until the Due Diligence Deadline.

“Effective Date” shall mean the date of this Agreement referenced in the first paragraph of this Agreement.

“Employee Information” shall mean all records, files, reports and other data relating to the past, present or prospective employees or independent agents of Pre-Amendment Partnership, Existing Partners, Management LLC or any IHG Affiliates.

“Escrow Agent” shall mean Lawyers Title Insurance Corporation, through its Atlanta, Georgia office.

“Escrow Deposits” shall mean the Deposit, and any other sums (including, without limitation, any interest earned thereon) which the parties agree shall be held in escrow hereunder.

“Excluded Property” shall mean the Excluded Software and those items listed on Exhibit A-1 hereto.

“Excluded Software” shall mean software applications or systems, if any, which are listed on Schedule Ex-1 attached hereto.

“Existing Partners” shall mean General Partner and Partner Corp.

“FF&E” shall have the meaning set forth in the Management Agreement.

“General Partner” shall mean Inter-Continental Florida Investment Corp., a Delaware corporation.

“Guest Ledger Receivables” shall mean amounts, including, without limitation, room and service charges, accrued to (i) the accounts of guests occupying rooms at the Hotel as of the Closing Proration Time or (ii) group, conference or banquet customers of Partnership at the Hotel as of the Closing Proration Time.

“Hotel” shall mean the hotel located on the Land and commonly known as the Miami Inter-Continental Hotel.

“Hotel Employees” shall mean all employees who are employed by Management LLC or an IHG Affiliate (other than the Partnership) at or solely in connection with the Hotel immediately before the Effective Date (whether such employees are actively employed or on a leave of absence due to disability or any other reason).

Schedule A – 4

“Hotel Lease Agreement” shall mean that certain Hotel Lease Agreement for the lease of the Property, by and between Michigan Avenue, LLC and Property LLC.

“Hotel Names” shall mean all names or other identifications used in connection with the operation of the Hotel.

“IHG Affiliate” shall mean (i) any successor to General Partner in connection with a bona fide reorganization, recapitalization, acquisition or merger, (ii) any Person which acquires all or substantially all of the assets of General Partner and (iii) any other Person which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with General Partner or any of the aforesaid specifically identified IHG Affiliates. The term “control”, as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to the exercise, directly or indirectly, of more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the controlled Person.

“Indemnification Claim” shall mean a claim for indemnification under Section 11 of this Agreement.

“Indemnitee” shall mean the party to this Agreement seeking indemnification hereunder.

“Indemnitor” shall mean the party to this Agreement against whom indemnification is sought hereunder.

“Initial Deposit” shall mean the sum of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00).

“Inspection Insurance” shall mean policies of general liability insurance which insure Strategic and Strategic’s Representatives with liability insurance limits of not less than $1,000,000 combined single limit for personal injury and property damage and name the Partnership as an additional insured and which are with such insurance companies, provide such coverages and carry such other limits as Partnership shall reasonably require.

“Institutional Investor” shall mean an investment company, mutual fund, investment bank or other lender that is not a Prohibited Party.

“Inventories” shall have the meaning ascribed to it in the Uniform System of Accounts.

“Land” shall mean that certain tract or parcel of land, more particularly described on Exhibit A.

Schedule A – 5

“Law” shall mean any applicable United States federal, state or local law, statute, ordinance, code, order, decrees, or other governmental rule, regulation or requirement, including common law.

“Leases” shall mean all leases, rental agreements and other occupancy agreements for the use or occupancy of any portion of the Real Property, if any, together with all amendments to, modifications of, renewals and extensions thereof, and all Tenant Deposits, in all cases, excluding the Hotel Lease Agreement.

“Liability” or “Liabilities” shall mean any indebtedness, cost, obligation, liability or expense.

“Lien” shall mean any mortgage, deed of trust, security deed, lien, judgment, pledge, conditional sales contract, security interest, past-due taxes, past-due assessments, contractor’s lien, materialmen’s lien, judgment or similar encumbrance against the Property of a monetary nature.

“Loss” or “Losses” shall mean demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties, and reasonable attorneys’ and other professional fees and expenses.

“Management Agreement” shall mean that certain agreement for management services between Michigan Avenue, LLC and Management LLC, the exact form of which shall be the form attached hereto as Exhibit G.

“Management LLC” shall mean IHG Management (Maryland) LLC, a Maryland limited liability company.

“Michigan Avenue, LLC” shall mean DTRS Michigan Avenue/Chopin Plaza Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Strategic TRS Lessee.

“Other Accounts Receivables” shall have the meaning set forth in Section 6.8(B)(i).

“Other Interests” shall mean the following other interests of Partnership in and to the Real Property, Leases, Contracts, or Personal Property, or pertaining thereto: (a) to the extent that the same are in effect as of the Closing Date, any licenses (but excluding any franchise license rights), permits and other written authorizations necessary for the use, operation or ownership of the Real Property, and (b) any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date.

“Parking Garage Lease Amendment” shall have the meaning set forth in Section 5.2.

“Partner” shall mean the general partner or a limited partner of the Pre-Amendment Partnership or Post-Amendment Partnership, as applicable.

“Partner Corp.” shall mean Inter-Continental Florida Partner Corp., a Delaware corporation.

Schedule A – 6

“Partnership” shall mean the Pre-Amendment Partnership and/or Post-Amendment Partnership, as applicable in the context used.

“Partnership Agreement” shall mean Amended and Restated Agreement of Inter-Continental Florida Limited Partnership in the form attached hereto as Exhibit J.

“Partnership Indemnitees” shall mean (i) for Indemnification Claims made pre-Closing, the Partnership and each of the Existing Partners, and their respective officers, directors, managers, general partners, partners, employees and agents; and (ii) for Indemnification Claims made post-Closing, each of the Existing Partners (but not the Post-Amendment Partnership) and their respective officers, directors, managers, general partners, partners, employees and agents.

“Partnership Interest” shall mean, as to Strategic, an 84.9% interest as a limited partner and a .1% interest as a general partner, and as to Management LLC, a 1% interest as a limited partner in the Post-Amendment Partnership.

“Partnership’s Knowledge” and “Knowledge”, “Know”, “Knew” or words of similar import when applicable to Partnership shall refer only to the actual knowledge of Chris Mander, Thomas Brettschneider, Robert Chitty or Robert Gunkel, and shall not be construed to refer to the knowledge of any other Partnership Party, or to impose or have imposed upon such parties any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Strategic or the contents of files maintained by such parties. There shall be no personal liability on the part of such parties arising out of any of the Partnership’s Warranties.

“Partnership’s Liability Limit” shall mean the aggregate Contribution Amount (i.e., for both Strategic and Management LLC).

“Partnership Material Adverse Effect” shall mean an event, change or occurrence that, individually or together with any other event, change or occurrence, has or is reasonably likely to have a material adverse effect on (i) the financial condition or results of operations of the Partnership, or (ii) the ability of Partnership to perform its obligations under this Agreement.

“Partnership Maximum Amount” shall mean Ten Million and No/100 Dollars ($10,000,000) in the aggregate for claims made under this Agreement and the Chicago Contribution Agreement.

“Partnership Parties” shall mean and include, collectively, (a) Partnership; (b) its counsel; (c) any Broker retained by Partnership; (d) Partnership’s property manager; (e) any direct or indirect owner of any beneficial interest in Partnership; (f) the General Partner; (g) any officer, partner, director, employee, or agent of Partnership, the General Partner, its counsel, any Broker retained by Partnership, Partnership’s property manager or any direct or indirect owner of any beneficial interest in Partnership; and (h) any other entity or individual affiliated or related in any way to any of the foregoing.

Schedule A – 7

“Partnership’s Warranties” shall mean Existing Partners’ representations and warranties set forth in Section 7.1 as the same may be deemed modified or waived by Strategic pursuant to this Agreement.

“Permits” shall mean all licenses (such as liquor licenses, if required, but not including any software licenses), permits and other authorizations necessary for the current use, occupancy and operation of the Property substantially in the manner it is currently operated.

“Permitted Title Exceptions” shall mean all matters affecting the status of title and Survey of the Real Property, including but not limited to the following: (a) the Leases and any new Leases entered into between the Effective Date and the Closing Date in accordance with the terms of this Agreement; (b) all real estate taxes and assessments not yet due and payable as of the Closing Date; (c) local, state and federal (if applicable) zoning and building Laws; (d) the Record Exceptions disclosed by the Title Commitment; (e) the state of facts disclosed by a current Survey of the Land obtained by Strategic; and (f) any other matters approved as Permitted Title Exceptions in writing by Strategic prior to Closing or deemed approved as Permitted Title Exceptions pursuant to this Agreement; provided, however, Permitted Title Exceptions do not include Required Removal Items or any title matters that are not shown on the Pro Forma Title Policy.

“Person” shall mean an individual, partnership, corporation, limited liability Partnership, trust, unincorporated association, joint stock company or other entity or association.

“Personal Property” shall mean (a) all Property Documents; (b) all keys and combinations to all doors, cabinets, safes, enclosures and other locking items or areas on or about the improvements; (c) the food and beverage inventory of the Hotel; and (d) all personal property, including, but not limited to, all “Inventories”, as such term is defined in the Uniform System of Accounts, and all other tools, vehicles, supplies, artwork, furniture, furnishings, machinery, equipment, specialized hotel equipment and other tangible personal property, in each case, owned or leased by Partnership in connection with the ownership, operation or maintenance of the Hotel, including without limitation all china, glassware, silverware, linens, towels, curtains, uniforms, works of art, engineering, maintenance, and housekeeping supplies, draperies, materials and carpeting, used or intended for use, but not for sale, in connection with the operation of the Hotel, all equipment used in the operation of the kitchen, dining rooms, lounges, bars, laundry, dry cleaners, lobby, reservation desk and all supplies, merchandise, food and beverages held for sale in connection with the operation of the Hotel, which are on hand on the Effective Date; but specifically excluding (i) Employee Information (except to the extent such information is requested pursuant to the order or requirement of a court, administrative agency, or other governmental body or otherwise reasonably required by Partnership in connection with the defense of any claim brought against the Partnership by a Hotel Employee), (ii) any Confidential Materials regarding the Pre-Amendment Partnership’s operating costs or similar financial information pertaining to Partnership’s management of the Hotel and Property prior to the Closing Date (except to the extent such information is requested pursuant to the order or requirement of a court, administrative agency, or other governmental body, or otherwise reasonably required by Partnership in connection with any claim brought by or against the Partnership or essential to the operation of the Hotel or the Partnership after the Closing), (iii) Excluded Software; and (iv) Excluded Property.

Schedule A – 8

“Post-Amendment Partnership” shall mean Inter-Continental Florida Limited Partnership, a Delaware limited partnership, as constituted in accordance with the Partnership Agreement entered into at Closing.

“Pre-Amendment Partnership” shall mean Inter-Continental Florida Limited Partnership, a Delaware limited partnership, as constituted in accordance with the Pre-Amendment Partnership Agreement.

“Pre-Amendment Partnership Agreement” shall mean the Agreement of Limited Partnership of Inter-Continental Florida Limited Partnership, dated July 18, 1989, by and between Inter-Continental Florida Investment Corp. and Inter-Continental Florida Partner Corp., as amended by Amendment No. 1 to Agreement of Limited Partnership of Inter-Continental Florida Limited Partnership, dated December 27, 1990, and as further amended prior to Closing.

“Pro Forma Title Policy” shall have the meaning set forth in Section 4.3.

“Prohibited Party” shall mean a Person that (i) is a licensor of, or owns or controls a competing hotel brand, (ii) does not have adequate financial capability to own and operate the Hotel in accordance with the requirements and standards set forth in this Agreement, (iii) would adversely affect the ability of Management LLC or its Affiliates to obtain or retain any license or permit for the Hotel or any other hotel then operated by Management LLC or its Affiliates or (iv) is a Specially Designated National or Blocked Person.

“Property” shall mean the Real Property, the Leases, the Contracts, the Personal Property and the Other Interests, but shall not include the Excluded Property.

“Property Documents” shall mean all books, records and files of Partnership and of the management agent for the Property related to the Property, the Business, or the Partnership.

“Property LLC” shall mean, subject to Section 2.2, SHC Chopin Plaza, LLC, a Delaware limited liability company wholly owned by the Partnership or Mezzanine LLC.

“Qualified Financing” shall mean any mortgage, deed of trust, pledge or encumbrance or other form of security interest in the assets constituting the Hotel or other financing arrangements contemplated by Strategic to be incurred by the Partnership on or about the Closing that: (i) has an aggregate (with respect to that portion of the financing attributable to the Property) initial principal amount of at least $75,000,000; (ii) is in the form of non-recourse indebtedness (subject to customary non-recourse carve-outs) as defined in Regulations 1.752-1(a)(2), (iii) is not guaranteed by any Partner in the Partnership as to such amount in subsection (i) of this definition (but may be guaranteed as to any excess amount); (iv) has a loan-to-value on the date of funding no greater than seventy-five percent (75%); and (v) in the good faith judgment of Strategic, is on commercially reasonable terms.

“Real Property” shall mean the Land, including, without limitation, (a) the Hotel and any other buildings located on the Land and all other improvements, (b) all easements appurtenant to the Land and other easements, grants of right, licenses, privileges or other agreements for the benefit of, belonging to or appurtenant to the Land whether or not situate upon the Land, including, without limitation, signage rights and parking rights or agreements, all

Schedule A – 9

whether or not specifically referenced on Exhibit A, (c) all mineral, oil and gas rights, riparian rights, water rights, sewer rights and other utility rights allocated to the Land, (d) all right, title and interest, if any, of the owner of the Land in and to any and all strips and gores of land located on or adjacent to the Land, and (e) all right, title and interest of the owner of the Land in and to any roads, streets and ways, public or private, open or proposed, in front of or adjoining all or any part of the Land and serving the Land, all subject to the Permitted Title Exceptions.

“Record Exceptions” shall mean all instruments recorded in the real estate records of the County in which the Land is located which affect the status of title to the Real Property.

“Remove” with respect to any exception to title shall mean that Partnership causes the Title Company to remove or affirmatively insure over (to the extent reasonably appropriate) the same as an exception to the Title Policy, without any additional cost to Strategic or the Post-Amendment Partnership, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of the Existing Partners, or otherwise.

“Rental Payments” shall mean all payments received by on or behalf of Partnership from Tenants or with respect to the Leases or with respect to any other use or occupancy of the Property for items such as minimum or base rent, additional rent, percentage rent, termination or cancellation charges, reimbursement for real estate taxes, utilities, parking fees, operating and maintenance expenses and insurance, as well as any other reimbursements or charges received thereunder.

“Representation Exception Schedules” shall mean the exceptions to the representations and warranties of Partnership, if any, as disclosed to Strategic in accordance with Section 7.1.

“Representatives” shall mean a party’s officers, employees, agents, advisors, representatives, attorneys, accountants, consultants, lenders, investors, contractors, architects and engineers.

“Required Estoppel Certificates” shall have the meaning set forth in Section 4.4.

“Required Removal Items” shall mean, collectively, any exceptions to the extent (and only to the extent) that the same (a) have not been caused by Strategic or any of Strategic’s Representatives, and (b) are either: (i) Liens evidencing monetary encumbrances created by the Pre-Amendment Partnership, Existing Partners or Management LLC (other than Liens for non-delinquent general real estate taxes or assessments) which can be Removed by payment of liquidated amounts provided that in no event shall Pre-Amendment Partnership, the Existing Partners or Management LLC be required to Remove any such Lien which is not related to the operation of the Property by any method other than indemnity of the Existing Partners in favor of the Title Company (for example, unrelated items would include a judgment against such party in connection with its other operations; whereas a mechanic’s lien for work on the Property pursuant to a contract entered into by Pre-Amendment Partnership would be related to Property operations), or (ii) Liens or encumbrances (including, but not limited to, monetary Liens and judgment Liens against the Property) created by Pre-Amendment Partnership, Existing Partners or Management LLC after the Effective Date in violation of this Agreement.

“Reserve Account” shall have the meaning set forth in the Management Agreement.

Schedule A – 10

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Specially Designated National or Blocked Person” shall mean (i) a person or entity designated by the US Department of Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status, (ii) a person or entity described in Section 1 of the US Executive Order 13224, issued September 23, 2001, or (iii) a person or entity otherwise identified by governmental authorities as a person or entity with which either Party is prohibited from transacting business. As of the Effective Date, a list of such designations and the text of the Executive Order are published at: www.ustreas.gov/offices/enforcement/ofac.

“Strategic” shall mean SHC Chopin Plaza Holdings, LLC, a Delaware limited liability company.

“Strategic Affiliate” shall mean (i) any successor to Strategic in connection with a bona fide reorganization, recapitalization, acquisition or merger, (ii) any Person which acquires all or substantially all of the assets of Strategic, and (iii) any other Person which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with Strategic or any of the aforesaid specifically identified Strategic Affiliates. The term “control”, as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to the exercise, directly or indirectly, of more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the controlled Person.

“Strategic Costs Cap” shall have the meaning set forth in Section 11.2.

“Strategic Indemnitees” shall mean Strategic, the Post-Amendment Partnership, and their respective officers, directors, managers, general partners, partners, employees and agents, other than the Existing Partners and Management LLC.

“Strategic’s Knowledge” or “Knowledge”, “Know”, “Knew” or words of similar import applicable to Strategic or Strategic’s Representatives shall mean the actual knowledge of Laurence Geller, Steve Kisielica, Robert McAllister, or Paula Maggio. There shall be no personal liability on the part of such parties arising out of any of Strategic’s representations and warranties.

“Strategic TRS Lessee” shall mean DTRS Michigan Avenue/Chopin Plaza, LP, a Delaware limited partnership whose initial partners shall be Management LLC (with a 15% ownership interest as a limited partner) and DTRS General Partner (with an 84.9% ownership interest as a limited partner and a .1% ownership interest as a general partner).

“Subsequent Deposit” shall mean the sum of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00).

“Survey” shall mean a survey of the Land obtained by Strategic pursuant to Section 4.

Schedule A – 11

“Survey Objections” shall mean any defects in Survey which (i) are not shown on the Pro Forma Title Policy as an insured over exception, and (ii) were not revealed by the previous survey provided to Strategic by the Existing Partners, that Strategic in good faith determines would have a material adverse effect on the Business, the Property, or its ownership interest therein and as to which Strategic timely objects in accordance with the terms of Paragraph 4.3.

“Tax Year” shall mean the year period commencing on January 1 of each calendar year and ending on December 31 of each calendar year.

“Tenant” shall mean a tenant under a Lease; collectively, all tenants under the Leases are referred to as the “Tenants.”

“Tenant Deposits” shall mean all prepaid rents, advance rentals, security deposits and other deposits made with respect to the Leases.

“Terminate” shall mean the termination of this Agreement, by Strategic, Existing Partners, Management LLC, or Partnership as applicable as set forth in this Agreement, in which event thereafter no party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives such a termination of this Agreement.

“Threshold Amount” shall mean Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00).

“Title Commitment” shall mean the commitment of the Title Company to issue the Title Policy.

“Title Company” shall mean Lawyers Title Insurance Corporation through the LandAmerica Atlanta, Georgia office or its designated affiliate.

“Title Documents” shall mean the Title Policy and Title Commitment.

“Title Policy” shall mean the ALTA Owner’s Policy of Title Insurance (Form B-1970) (or such other comparable form of title insurance policy as is available in the jurisdiction in which the Property is located) issued by the Title Company to the Property LLC to insure the Property LLC’s title to the Real Property, in the amount of the agreed value of the Hotel, as determined based upon the Contribution Amount and including any title endorsements or amendments provided in the Pro Forma Title Policy. Strategic shall be entitled to request that the Title Company provide such additional endorsements (or amendments) to the Title Policy as Strategic may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Partnership, (b) Strategic’s obligations under this Agreement shall not be conditioned upon Strategic’s ability to obtain such endorsements and, if Strategic is unable to obtain such endorsements, Strategic shall nevertheless be obligated to proceed to close the Transaction without reduction of or set off against the Contribution Amount, and (c) the Closing shall not be delayed as a result of Strategic’s request.

“Transaction” shall mean the contribution transaction contemplated by this Agreement.

Schedule A – 12